Exhibit 10.2

CONTRIBUTION AGREEMENT
by and among
APPROACH RESOURCES INC.,
THE STOCKHOLDERS OF
APPROACH OIL & GAS INC.,
APPROACH OIL & GAS INC.,
LUBAR EQUITY FUND, LLC,
YORKTOWN ENERGY PARTNERS VII, L.P.
and
NEO CANYON EXPLORATION, L.P.
and joined in by
THE GENERAL PARTNER OF NEO CANYON EXPLORATION, L.P.
June 29, 2007

i

EXHIBITS

Exhibit A	—	AOG Oil and Gas Properties – Leases and Wells
Exhibit B	—	ARI Oil and Gas Properties – Leases and Wells
Exhibit C	—	Neo Canyon Oil and Gas Properties – Leases and Wells
Exhibit D	—	Form of Conveyance
Exhibit E	—	Registration Rights Agreement
DISCLOSURE SCHEDULES

Schedule 4.3(b)	—	AOG Subsidiaries
Schedule 4.3(c)	—	AOG Stockholders’ Agreements and Voting Trusts
Schedule 4.4	—	AOG Financial Statements
Schedule 4.5	—	AOG Consents
Schedule 4.7	—	AOG Material Contracts
Schedule 4.8	—	AOG Legal Proceedings
Schedule 4.9	—	AOG Employee Benefit Plans
Schedule 4.10	—	AOG Taxes
Schedule 4.12	—	Absence of Certain Changes (AOG)
Schedule 4.14	—	AOG Related Parties
Schedule 4.15	—	AOG Agents
Schedule 4.18	—	AOG Directors and Officers
Schedule 4.19	—	AOG Bank Accounts
Schedule 4.21	—	AOG Real Property Leases
Schedule 4.22	—	AOG Insurance
Schedule 4.23	—	Title to AOG Oil and Gas Properties
Schedule 4.24	—	AOG Environmental Matters
Schedule 4.25	—	AOG Intellectual Property
Schedule 5.3	—	Neo Canyon Consents
Schedule 5.6	—	Neo Canyon Legal Proceedings
Schedule 5.7	—	Title to Neo Canyon Oil and Gas Properties
Schedule 5.8	—	Neo Canyon Environmental Matters
Schedule 5.10	—	Neo Canyon Capital Commitments
Schedule 5.12	—	Neo Canyon Forward Sales
Schedule 5.13	—	Neo Canyon Oil and Gas Properties Subject to Sales Contract
Schedule 5.14	—	Neo Canyon Leases Subject to Consents or Preferential Purchase Rights
Schedule 5.15	—	Neo Canyon Contracts
Schedule 5.18	—	Neo Canyon Intellectual Property
Schedule 7.3(a)	—	ARI Capitalization
Schedule 7.3(b)	—	ARI Subsidiaries
Schedule 7.3(c)	—	ARI Stockholders’ Agreements and Voting Trusts
Schedule 7.4	—	ARI Financial Statements
Schedule 7.5	—	ARI Consents
Schedule 7.7	—	ARI Material Contracts
Schedule 7.8	—	ARI Legal Proceedings

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Schedule 7.9	—	ARI Employee Benefit Plans
Schedule 7.10	—	ARI Taxes
Schedule 7.12	—	ARI Financial Statements
Schedule 7.14	—	ARI Related Parties
Schedule 7.15	—	ARI Agents
Schedule 7.18	—	ARI Directors and Officers
Schedule 7.19	—	ARI Bank Accounts
Schedule 7.21	—	ARI Real Property Leases
Schedule 7.22	—	ARI Insurance
Schedule 7.23	—	Title to ARI Oil and Gas Properties
Schedule 7.24	—	ARI Environmental Matters
Schedule 7.25	—	ARI Intellectual Property
Schedule 7.27	—	ARI Additional Drilling Obligations
Schedule 7.28	—	ARI Gas Imbalances
Schedule 8.2	—	Restricted Activities

Execution version
CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT, dated as of June 29, 2007 (this “Contribution Agreement”), is by and among Approach Resources Inc., a Delaware corporation (“ARI”), Approach Oil & Gas Inc., a Delaware corporation (“AOG”), all of the stockholders of AOG listed on the signature pages hereto (the “AOG Stockholders”), Lubar Equity Fund, LLC, a Wisconsin limited liability company (“Lubar”), Yorktown Energy Partners VII, L.P., a Delaware limited partnership (“Yorktown VII”), and Neo Canyon Exploration, L.P., a Texas limited partnership (“Neo Canyon”), and is joined in by J. Cleo Thompson Petroleum Management, L.L.C., a Texas limited liability company and the general partner of Neo Canyon (“Neo Canyon GP”).
W I T N E S S E T H:
     WHEREAS, the AOG Stockholders currently own all of the outstanding common stock of AOG and have agreed to transfer to ARI all of the outstanding capital stock of AOG owned by them in exchange for shares of ARI Common Stock;
     WHEREAS, Neo Canyon currently owns certain oil and gas properties in the Ozona Northeast Field located in Crockett and Schleicher Counties, Texas and has agreed to transfer to ARI all of its interest in such oil and gas properties in exchange for shares of ARI Common Stock on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the parties intend for the foregoing transfers to qualify under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, the transactions contemplated by this Contribution Agreement shall be effective upon the consummation of the ARI Initial Public Offering.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Contribution Agreement referred to below:
     “Acquisition Proposal” means (i) any proposal for a merger, consolidation or other business combination involving ARI or AOG, (ii) any proposal or offer to acquire in any manner a substantial equity interest in ARI or AOG, (iii) any proposal or offer to acquire in any manner a substantial portion of the ARI Oil and Gas Properties or the AOG Oil and Gas Properties, (iv) any proposal or offer with respect to any recapitalization or restructuring (whether of equity or debt or a combination thereof) with respect to ARI or AOG, or (v) any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to ARI or AOG.
     “AFEs” shall have the meaning set forth in Section 5.10 hereto.

     “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the general rules and regulations under the Securities Exchange Act of 1934, as in effect on the date of this Contribution Agreement.
     “Aggregated Group” has the meaning set forth in Section 4.9(a) hereto.
     “AOG” has the meaning set forth in the introductory paragraph hereto.
     “AOG Audited Financial Statements” has the meaning set forth in Section 4.4 hereto.
     “AOG Board” means the board of directors of AOG.
     “AOG Common Stock” means the common stock of AOG, par value $0.01 per share.
     “AOG Financial Statements” has the meaning set forth in Section 4.4 hereto.
     “AOG Oil and Gas Properties” means all Oil and Gas Properties of AOG or any of its Subsidiaries. Attached hereto as Exhibit A is a description of each Lease belonging to AOG, or in which AOG has an interest, which Exhibit A shall be a part of the definition of “AOG Oil and Gas Properties.” The respective “net revenue interest” and “working interest” of AOG or any of its Subsidiaries in the AOG Oil and Gas Properties described on Exhibit A shall be a part of the definition of “AOG Oil and Gas Properties.”
     “AOG Preferred Stock” means the preferred stock of AOG, par value $0.01 per share.
     “AOG Stockholders” has the meaning set forth in the introductory paragraph hereto.
     “AOG Unaudited Balance Sheet” has the meaning set forth in Section 4.4 hereto.
     “ARI” has the meaning set forth in the introductory paragraph hereto.
     “ARI Audited Financial Statements” has the meaning set forth in Section 7.4 hereto.
     “ARI Board” means the board of directors of ARI.
     “ARI Bylaws” means the bylaws of ARI, dated as of September 12, 2002, as amended.
     “ARI Common Stock” means the common stock of ARI, par value $0.01 per share, which par value is subject to adjustment in connection with the ARI Initial Public Offering.
     “ARI Financial Statements” has the meaning set forth in Section 7.4 hereto.
     “ARI Initial Public Offering” means the initial public offering of the ARI Common Stock contemplated by the ARI Registration Statement.
     “ARI Material Adverse Effect” means a Material Adverse Effect on ARI, AOG and Neo Canyon, taken as a whole.

     “ARI Oil and Gas Properties” means all Oil and Gas Properties of ARI or any of its Subsidiaries. Attached hereto as Exhibit B is a description of each Lease and Well belonging to ARI, or in which ARI has an interest, which Exhibit B shall be a part of the definition of “ARI Oil and Gas Properties.” The respective “net revenue interest” and “working interest” of ARI or any of its Subsidiaries in the ARI Oil and Gas Properties described on Exhibit B shall be a part of the definition of “ARI Oil and Gas Properties.”
     “ARI Preferred Stock” means the preferred stock of ARI, par value $0.01 per share.
     “ARI Registration Statement” means the Registration Statement on Form S-1 relating to the ARI Common Stock to be filed with the Commission by ARI in accordance with Section 8.9, and any amendments thereto.
     “ARI Stockholders” means the holders of all of the outstanding shares of capital stock of ARI as of the date hereof.
     “ARI Unaudited Financial Statements” has the meaning set forth in Section 7.4 hereto.
     “ARI’s Senior Lender” means Frost National Bank, N.A.
     “Basket Amount” shall have the meaning set forth in Section 8.16.
     “Business Day” means any day other than a Saturday, a Sunday or any other day when banks are not open for business generally in the State of New York.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.
     “Closing” has the meaning set forth in Section 3.1 hereto.
     “Closing Date” has the meaning set forth in Section 3.1 hereto.
     “Code” has the meaning set forth in the recitals hereto.
     “Contribution Agreement” has the meaning set forth in the introductory paragraph hereto.
     “Commission” means the U.S. Securities and Exchange Commission.
     “Conveyance” shall mean a Conveyance to effect the sale, transfer and conveyance of the Neo Canyon Oil and Gas Properties, substantially in the form set forth in Exhibit D.
     “Defensible Title” means with, respect to the Oil and Gas Properties, such title and ownership by ARI, AOG or Neo Canyon, as applicable, that:

     (a) Except as set forth on Schedules 4.23, 5.7 and 7.23, respectively entitles ARI, AOG or Neo Canyon, as applicable, to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibits A, B or C, respectively, as the “net revenue interest” of all Hydrocarbons produced, saved and marketed from each Lease comprising such Oil and Gas Property as set forth in Exhibits A, B or C, respectively, through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof;
     (b) obligates ARI, AOG or Neo Canyon, as applicable, to bear not greater than the percentage set forth in Exhibits A, B or C, respectively, as the “working interest” of the costs and expenses relating to the maintenance, development and operation of each Lease comprising such Oil and Gas Property (including the plugging and abandonment and site restoration with respect to all existing and future wells located thereon or attributable thereto), through plugging, abandonment and salvage of all wells comprising or included in such Oil and Gas Property, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof;
     (c) is free and clear of all Liens, except Permitted Liens;
     (d) reflects that all royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to such Oil and Gas Property have been properly and timely paid, except for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of the Company’s rights in such Oil and Gas Property as such suspense payments are set forth on Schedules 4.23, 5.7 and 7.23, respectively; and
     (e) reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, or any prior sale, assignment or the transfer of such Oil and Gas Property as such rights are set forth on Schedule 5.7, have been obtained and complied with to the extent the failure to obtain or comply with the same could have an ARI Material Adverse Effect;
provided, that: (i) the legal proceedings, if any, scheduled on Schedule 4.8, Schedule 5.6 and Schedule 7.8 shall not be considered to effect a reduction in the value of the assets, and (ii) no fact, circumstance or condition of the title to an Oil and Gas Property shall be considered to effect a reduction in the value of the assets, unless such fact, circumstance or condition is of the type that can generally be expected to be encountered in the area involved and is usually and customarily acceptable to reasonable and prudent operators, interest owners and purchasers engaged in the business of the ownership, development and operation of Oil and Gas Properties.
     “Effective Time” means the date and time of the closing under the Underwriting Agreement.

     “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of the Company or any member of the Aggregated Group maintained by any such entity.
     “Environmental Law” means any Law of any Governmental Authority whose purpose is to conserve or protect human health, the environment, wildlife or natural resources, including: the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local law.
     “Governmental Authorities” means the federal, state, county, city and political subdivisions in which any property of ARI, AOG or Neo Canyon, respectively, is located or which exercises jurisdiction over any such property or entity, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over any such property or entity.
     “Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA; (ii) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act of 1976, as amended; (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (iv) any asbestos containing materials in any form or condition; (v) any polychlorinated biphenyls in any form or condition; (vi) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; or (vii) any air pollutant which is so designated by the United States Environmental Protection Agency as authorized by the Clean Air Act, as amended.
     “Hedging Transaction” means any futures, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.
     “Indemnified Party” shall have the meaning set forth in Section 8.15.
     “Indemnifying Party” shall have the meaning set forth in Section 8.15.
     “Intellectual Property” means (a) patent rights, (b) trademark rights, and (c) copyrights.

     “Knowledge” means actual knowledge of any officer or director of such party and, in the case of Neo Canyon, the actual knowledge of any officer or manager of Neo Canyon GP.
     “Law” means any federal, state, local or foreign law, statute, rule, ordinance, code or regulation.
     “Legal Proceedings” means any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation, complaint, claim or governmental proceeding.
     “Lien” means a lien, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, easement, preference, priority, assessment, security interest, lease, sublease, charge, claim, adverse claim, levy, interest of other Persons or other encumbrance of any kind.
     “Lubar” has the meaning set forth in the introductory paragraph hereto.
     “Lubar Note” means that certain Convertible Promissory Note dated June 25, 2007 in the principal amount of $10,000,000 payable by AOG to Lubar.
     “Material Adverse Effect” means a material adverse effect on the business, operations, prospects, properties (including intangible properties), assets, operating results or condition (financial or otherwise) liabilities or reserves of such Person; provided, however, that a general deterioration in the economy or changes in oil and gas prices or other changes affecting the oil and gas industry generally shall not be deemed to be a Material Adverse Effect.
     “Material Contracts” means all leases, contracts, agreements and instruments to which such Person is a party as of the date hereof involving payment by or to such Person of more than $1,000,000 and extending for a term of more than six months from the date of this Contribution Agreement and not terminable without payment or penalty upon less than sixty (60) days’ notice.
     “Neo Canyon” has the meaning set forth in the introductory paragraph hereto.
     “Neo Canyon GP” has the meaning set forth in the introductory paragraph hereto.
     “Neo Canyon Oil and Gas Properties” means all Oil and Gas Properties of Neo Canyon, except as specifically excluded on Exhibit C. Attached hereto as Exhibit C is a description of each Lease and Well belonging to Neo Canyon, or in which Neo Canyon has an interest, which Exhibit C shall be a part of the definition of “Neo Canyon Oil and Gas Properties.” The respective “net revenue interest” and “working interest” of Neo Canyon or any of its Subsidiaries in the Neo Canyon Oil and Gas Properties described on Exhibit C shall be a part of the definition of “Neo Canyon Oil and Gas Properties.”
     “New ARI Bylaws” shall mean the Amended and Restated Bylaws of ARI in such form as shall be approved by the ARI Board prior to the Closing.
     “New ARI Charter” shall mean the Amended and Restated Certificate of Incorporation of ARI in such form as shall be approved by the ARI Board and the ARI Stockholders prior to the Closing and which shall authorize a sufficient number of ARI Common Stock as shall be necessary to cover the shares of ARI Common Stock issuable pursuant to Article II.
     “Oil and Gas Properties” means all right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to: (i) oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profit interests, mineral fee interests, carried interests and other properties and interests (the “Leases”) and the lands covered thereby (“Land(s)”) and any and all oil, gas, water or injection wells thereon or applicable thereto (the “Wells”); (ii) any pools or units which include all or a part of any Land or include any Well (the “Units”) and including, without limitation, all right, title and interest in production from any such Unit, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands and Units; (iii) interests under or derived from all contracts, agreements and instruments applicable to or by which such properties are bound or created, to the extent applicable to such properties, including, without limitation, operating agreements, gathering agreements, marketing agreements (including commodity swap, collar and/or similar derivative agreements), transportation agreements, processing agreements, seismic, geological and geophysical agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, and farmin and farmout agreements; (iv) easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use to the extent applicable to such properties; (v) equipment, machinery, fixtures and other tangible personal property and improvements located on or used or obtained in connection with such properties and (vi) seismic and interpretive data applicable to such properties.
     “Order” means any order, judgment, injunction, ruling, writ, award, decree, statute, Law, ordinance, rule or regulation.
     “Over-allotment Option” shall have the meaning set forth in Section 8.18.
     “Permit” means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.
     “Permitted Liens” means Liens (including mechanics’, workers’, repairers’, materialmens’, warehousemens’, landlord’s and other similar Liens) arising in the ordinary course of business as would not individually or in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject to them.
     “Person” means an individual, corporation, partnership (limited or general), limited liability company, trust, joint stock company, Governmental Authority, unincorporated association or other legal entity.
     “Property Costs” means all operating and production expenses of the Oil and Gas Properties (including, without limitation, costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Oil and Gas Properties or the production of Hydrocarbons therefrom, but excluding any other

Taxes), capital expenditures incurred in the ownership and operation of the Oil and Gas Properties in the ordinary course of business (including, without limitation, cash advances or cash call amounts paid under applicable operating agreements), and overhead costs charged to the Oil and Gas Properties under the applicable operating agreement or if none, charged to the Oil and Gas Properties on the same basis as charged on the date of this Contribution Agreement.
     “Proscribed Action” shall have the meaning set forth in Section 8.9.
     “Real Property Leases” has the meaning set forth in Section 4.21 hereto.
     “Registration Rights Agreement” means the registration rights agreement providing for the registration under the Securities Act of the shares of ARI Common Stock to be received by the ARI Stockholders, the AOG Stockholders, Lubar, Yorktown VII and Neo Canyon pursuant to this Contribution Agreement in the form attached hereto as Exhibit E.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Stockholders’ Agreement” means that certain Voting and Stockholders’ Agreement, dated as of January 1, 2003, by and among ARI and each of the ARI Stockholders.
     “Subsidiary” or “Subsidiaries” means, with respect to any Person, each entity as to which such Person (either alone or through or together with any other Subsidiary) (i) owns beneficially or of record or has the power to vote or control, 50% or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the board of directors or other persons performing similar functions, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member or owns a majority of the equity interests or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
     “Tax” or “Taxes” means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, asset, property, severance, documentary, stamp, excise and other taxes, duties and similar governmental charges or assessments imposed by or on behalf of any Governmental Authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment.
     “Tax Return” means any return, report, information statement, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
     “Underwriting Agreement” has the meaning set forth in Section 9.1(d) hereto.
     “Yorktown VII” has the meaning set forth in the introductory paragraph hereto.
     “Yorktown Note” means that certain Convertible Promissory Note dated June 25, 2007 in the principal amount of $10,000,000 payable by AOG to Yorktown VII.

ARTICLE II.
CONTRIBUTION TRANSACTION
     2.1 Contribution of AOG Common Stock to ARI. Subject to Section 2.8, immediately prior to the Effective Time, each AOG Stockholder shall contribute all of its shares of AOG Common Stock to ARI in exchange for the number of shares of ARI Common Stock set forth opposite such Person’s name in the table below:

	Number of AOG Shares	Number of ARI
	Owned and to be	Shares to be
Stockholder	Contributed to ARI	Received
Yorktown Energy Partners V, L.P.	25,000	54,964
Yorktown Energy Partners VI, L.P.	125,000	274,755
     2.2 Contribution of Neo Canyon Assets to ARI. Subject to Section 2.8, immediately prior to the Effective Time, Neo Canyon shall contribute, transfer and assign to ARI all of its right, title and interest in and to the Neo Canyon Oil and Gas Properties, and ARI shall acquire the Neo Canyon Oil and Gas Properties in exchange for 1,413,081 shares of ARI Common Stock.
     2.3 Contribution of Lubar Note to ARI. Immediately prior to the Effective Time, Lubar shall contribute to ARI the Lubar Note in exchange for that number of shares of ARI Common Stock into which the Lubar Note is convertible on the IPO Conversion Date (as such term is defined in the Lubar Note).
     2.4 Contribution of Yorktown Note to ARI. Immediately prior to the Effective Time, Yorktown VII shall contribute to ARI the Yorktown Note in exchange for that number of shares of ARI Common Stock into which the Yorktown Note is convertible on the IPO Conversion Date (as such term is defined in the Yorktown Note).
     2.5 Issuance of New Certificates. At the Effective Time, ARI shall issue to each AOG Stockholder, Neo Canyon, Lubar and Yorktown VII a certificate or certificates representing the number each of shares of ARI Common Stock to be issued to such Person pursuant to Sections 2.1, 2.2, 2.3 and 2.4, subject to adjustment as provided in Section 2.8. Each such certificate shall be registered in the name of the Person or Persons specified by the recipient thereof to ARI in writing at least two (2) Business Days prior to the Closing.
     2.6 Certificate Legends. The certificates evidencing the ARI Common Stock delivered pursuant to Section 2.5 shall bear a legend substantially in the form set forth below and containing such other information as ARI may deem necessary or appropriate:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR

ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.
     2.7 Fractional Shares. No fractional shares of ARI Common Stock or scrip shall be issued as a result of the transactions contemplated by Sections 2.3, 2.4 and 2.8. Any fractional share of ARI Common Stock which would otherwise be issuable as a result of the such transactions shall be rounded up to the nearest whole share.
     2.8 Certain Adjustments. The ARI Board may adjust the number of shares of ARI Common Stock to be issued to each AOG Stockholder and to Neo Canyon pursuant to Sections 2.1 and 2.2 in order to reflect a capitalization of ARI that the ARI Board reasonably determines to be in the best interests of ARI and its stockholders (including the AOG Stockholders and Neo Canyon) based on (i) the actual pricing of the ARI Initial Public Offering, (ii) the number of shares of ARI Common Stock issuable pursuant to Sections 2.3 and 2.4 and (iii) subject to Section 10.1(d), the relative net asset valuations (as determined in the reasonable business judgment of the ARI Board using the same valuation methodology for ARI Oil and Gas Properties and Neo Canyon Oil and Gas Properties) of ARI, AOG and the Neo Canyon Oil and Gas Properties after giving effect to any financing transactions and acquisitions consummated by AOG or ARI (in each case to have been approved by the AOG Board or the ARI Board, as applicable) after the execution of this Contribution Agreement and before the Effective Time.
     2.9 Proration of Costs and Revenues. Except as otherwise expressly set forth in this Contribution Agreement, ARI shall be entitled to all production of Hydrocarbons from or attributable to the Neo Canyon Oil and Gas Properties at and after the Closing Date (and all products and proceeds attributable thereto) and to all other income, proceeds, receipts and credits earned with respect to the Neo Canyon Oil and Gas Properties at or after the Closing Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Closing Date. Neo Canyon shall be entitled to all production of Hydrocarbons from or attributable to the Neo Canyon Oil and Gas Properties prior to the Closing Date (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Neo Canyon Oil and Gas Properties prior to the Closing Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Closing Date. “Earned” and “incurred”, as used in this Contribution Agreement, shall be interpreted in accordance with GAAP and the Council of Petroleum Accountant Societies (COPAS) standards.
     2.10 Receipts Not Reflected. Except as otherwise provided in this Contribution Agreement, any production of Hydrocarbons from or attributable to the Neo Canyon Oil and Gas Properties (and all products and proceeds attributable thereto) and any other income, proceeds and receipts earned with respect to the Neo Canyon Oil and Gas Properties shall be treated as follows: (i) all production of Hydrocarbons from or attributable to the Oil and Gas Properties

(and all products and proceeds attributable thereto) and all other income, proceeds and receipts earned with respect to the Oil and Gas Properties to which ARI is entitled under Section 2.9 shall be the sole property and entitlement of ARI, and, to the extent received by Neo Canyon, Neo Canyon shall fully disclose, account for and remit the same promptly to ARI, and (ii) all production of Hydrocarbons from or attributable to the Neo Canyon Oil and Gas Properties (and all products and proceeds attributable thereto) and all other income, proceeds and receipts earned with respect to the Neo Canyon Oil and Gas Properties to which Neo Canyon is entitled under Section 2.9 shall be the sole property and entitlement of Neo Canyon and, to the extent received by ARI, ARI shall fully disclose, account for and remit the same promptly to Neo Canyon.
     2.11 Expenses Not Reflected. Except as otherwise provided in this Contribution Agreement, any Property Costs shall be treated as follows: (i) all Property Costs for which Neo Canyon is responsible under Section 2.9 shall be the sole obligation of Neo Canyon and Neo Canyon shall promptly pay, or if paid by ARI, promptly reimburse ARI for and hold ARI harmless from and against same; and (ii) all Property Costs for which ARI is responsible under Section 2.9 shall be the sole obligation of ARI and ARI shall promptly pay, or if paid by Neo Canyon, promptly reimburse Neo Canyon for and hold Neo Canyon harmless from and against same. Neo Canyon is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Neo Canyon is responsible under the terms of this Contribution Agreement. ARI is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which ARI is in whole or in part responsible, provided that ARI shall not agree to any adjustments to previously assessed costs for which Neo Canyon is liable without the prior written consent of Neo Canyon, such consent not to be unreasonably withheld. ARI shall provide Neo Canyon with a copy of all applicable audit reports and written audit agreements received by ARI and relating to periods for which Neo Canyon is partially responsible.
     2.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (“Transfer Taxes”) incurred in connection with the contribution transaction contemplated by Article II of this Contribution Agreement shall be borne 70% by ARI and AOG on the one hand, and 30% by Neo Canyon on the other; provided, that such allocations shall be adjusted proportionately with any adjustments made pursuant to Section 2.9. The parties shall reasonably cooperate with each other to provide any information and documentation reasonably requested that may be necessary to obtain any exemption from any Transfer Taxes.
ARTICLE III.
CLOSING
     3.1 Time and Place. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Thompson & Knight LLP, 1700 Pacific Avenue, Dallas, Texas 75201 at 10:00 a.m., Dallas time, immediately prior to the Effective Time; provided that all of the conditions contained in Article IX have been satisfied or waived, or at such other place or time as the parties hereto may mutually agree. The date of the Closing is referred to herein as the “Closing Date.”

     3.2 Deliveries at Closing. Subject to the provisions of Article IX hereof, at the Closing there shall be delivered the certificates and other documents required to be delivered pursuant to Article IX hereof.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF AOG
     AOG represents and warrants to ARI and Neo Canyon that the statements contained in this Article IV are correct and complete as of the date hereof (it being recognized that each such representation and warranty with respect to AOG’s operations and the AOG Oil and Gas Properties shall be deemed to refer to AOG and each of its Subsidiaries, taken as a whole).
     4.1 Organization and Power. Each of AOG and its Subsidiaries is duly incorporated or formed (as the case may be), validly existing and in good standing (as applicable) under the Laws of its respective jurisdiction of incorporation or formation, and is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have an ARI Material Adverse Effect. AOG has all requisite corporate power and authority to execute, deliver and perform its obligations under this Contribution Agreement and to consummate the transactions contemplated hereby. AOG has heretofore delivered or made available to ARI and Neo Canyon complete and correct copies of (a) its certificate of incorporation and bylaws, each as amended to date, and (b) its Subsidiaries’ respective certificates of incorporation and bylaws, or other comparable organizational documents, each as amended to date.
     4.2 Authorizations; Execution and Validity. The execution and delivery of this Contribution Agreement by AOG, the performance of this Contribution Agreement by AOG and the consummation by AOG of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by all necessary corporate action and no other corporate action on the part of AOG is necessary with respect thereto. This Contribution Agreement has been duly executed and delivered by AOG and, when duly and validly executed and delivered, will constitute a valid and binding obligation of AOG and is enforceable against and AOG in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies.
     4.3 Capitalization.
          (a) The authorized capital stock of AOG consists solely of 1,000,000 shares of AOG Common Stock and 100,000 shares of AOG Preferred Stock. As of the date hereof, there are an aggregate of 150,000 shares of AOG Common Stock issued and outstanding, all of which shares are owned of record and beneficially by the AOG Stockholders with each AOG Stockholder owning the number of shares set forth in Section 2.1 hereto, and have been duly authorized and validly issued, and are fully-paid and non-assessable. No shares of AOG Preferred Stock are issued and outstanding. As of the date hereof, the issued and outstanding amount of AOG Common Stock on a fully diluted basis is 150,000 shares. Except as contemplated by the Lubar Note, the Yorktown Note, future issuances of equity or convertible debt in connection with financing transactions or acquisitions that the AOG Board reasonably determines to be in the best interests of AOG and its stockholders, and with respect to options, warrants, rights or other equity based awards issued as part of reasonable compensation plans approved by the AOG Board, as of the Closing Date, there shall be no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights obligating AOG to issue or sell any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, or otherwise requiring AOG to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of AOG or any rights to participate in the equity or net income of AOG. All of the issued shares of AOG’s capital stock were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities Laws, and any preemptive rights and any other statutory or contractual rights of any AOG Stockholder.
          (b) AOG has no Subsidiaries other than those set forth on Schedule 4.3(b). AOG, directly or indirectly, owns all capital of and other equity interests in its Subsidiaries, and there are no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights in favor of any Person other than AOG or other AOG Subsidiaries obligating AOG or any of its Subsidiaries to issue or sell any shares or other equity interests of any of AOG’s Subsidiaries or any securities convertible into or exercisable for any shares or other equity interests of any such Subsidiary, or otherwise requiring AOG or any of its Subsidiaries to give any Person (other than AOG or any of its Subsidiaries) the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares or other equity interests of any such Subsidiary or any rights to participate in the equity or net income of any such Subsidiary. AOG does not own, directly or indirectly, any capital of or other equity interest in or have any other investment in any other Person other than its Subsidiaries. Except as otherwise set forth on Schedule 4.3(c), there are no stockholders’ agreements, voting trusts or other agreements or understandings between or among AOG Stockholders or to which AOG is a party or by which it is bound with respect to the transfer or voting of any capital stock of AOG, none of which shall be in effect following the Closing.
     4.4 Financial Statements; Other Financial Data. Attached hereto on Schedule 4.4 are correct and complete copies of the audited consolidated balance sheet of AOG and its Subsidiaries as of December 31, 2006 with the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended (the “AOG Audited Financial Statements”) and the unaudited consolidated balance sheet of AOG and its Subsidiaries as of March 31, 2007 (the “AOG Unaudited Balance Sheet” and, together with the AOG Audited Financial Statements, the “AOG Financial Statements”). The AOG Financial Statements present fairly in all material respects the financial position of AOG as of the dates indicated, and the results of its operations for the respective periods indicated. The AOG Audited Financial Statements are in conformity with GAAP, consistently applied. The AOG Unaudited Balance Sheet is unaudited and, therefore, is subject to normal recurring year-end adjustments and the absence of footnotes.
     4.5 Consents. Neither the execution and delivery by AOG of this Contribution Agreement nor the consummation or performance by AOG of the transactions contemplated by this Contribution Agreement to be consummated or performed by it will require prior to the

Closing (on the part of AOG) any consent from, authorization or approval or other action by, notice to or declaration, filing or a registration with, any Governmental Authority or any other third party, except, if required, to comply with the HSR Act or as specified in Schedule 4.5.
     4.6 No Defaults or Conflicts. Neither the execution and delivery by AOG of this Contribution Agreement nor the consummation or performance by AOG of the transactions contemplated by this Contribution Agreement to be consummated or performed by it (i) results or will result in any violation of the certificate of incorporation or bylaws of AOG or other organizational or governing documents of AOG or any of its Subsidiaries; or (ii) violates or conflicts with, or constitutes a breach of any of the terms or provisions of or a default under, or results in the creation or imposition of any Lien upon any property or asset of AOG, the trigger of any charge, payment or requirement of consent, or the acceleration or increase of the maturity of any payment date under: (A) any Material Contract to which AOG is a party or (B) any applicable Law or Order to which AOG or any of its respective properties is subject, other than, in each case, where such failure, conflict or breach would not have an ARI Material Adverse Effect.
     4.7 Agreements, Contracts and Commitments. AOG has listed in Schedule 4.7 all Material Contracts to which it is a party (true and correct copies of each such document have been previously delivered or made available to ARI and Neo Canyon). Except as set forth in Schedule 4.7, AOG has not breached, nor to AOG’s Knowledge is there any claim or any legal basis for a claim that AOG or any third party has breached, any of the terms or conditions of any Material Contract if any such breach, whether considered individually or in the aggregate, could result in the imposition of damages or the loss of benefits in an amount or of a kind that would have an ARI Material Adverse Effect to AOG and its Subsidiaries taken as a whole.
     4.8 Litigation. Schedule 4.8 lists all Legal Proceedings pending or, to AOG’s Knowledge, threatened against or affecting AOG or any of its assets. Except as disclosed on Schedule 4.8, AOG is not subject to any Order. There are no Legal Proceedings pending against or, to AOG’s Knowledge, threatened in writing against, AOG that questions the validity or legality of any of this Contribution Agreement or any action taken or to be taken by AOG in connection herewith or therewith.
     4.9 ERISA Compliance; Labor.
          (a) Except as set forth on Schedule 4.9, neither AOG nor any other entity required to be aggregated with AOG under Section 414 of the Code (the “Aggregated Group”) including AOG sponsors, maintains or contributes to any Employee Benefit Plan.
          (b) No labor associations, organizations, or unions have been certified to represent any employee of AOG, and no collective bargaining agreement or other labor union contract has been requested by any employee or group of employees of AOG, and no discussions or negotiations with respect to any such agreement or contract have occurred.
          (c) AOG and its Subsidiaries are in material compliance with all Laws, rules, regulations and Orders relating to the employment of labor, including all such Laws, rules, regulations and Orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes.
     4.10 Taxes. Except as disclosed on Schedule 4.10:
          (a) All material Tax Returns required to be filed on or before the Closing Date by or on behalf of AOG have been or will be filed within the time prescribed by Law (including extensions of time permitted by Law) and such Tax Returns are true, correct, complete and accurate in all material respects and reflect accurately in all material respects all liability for Taxes of AOG or any of its Subsidiaries.
          (b) AOG has paid, on a timely basis, all material Taxes of AOG and of any of its Subsidiaries that are due on or before December 31, 2006, and will have paid all material Taxes of AOG and of any of its Subsidiaries that are due on or before the Closing Date.
          (c) The provision for Taxes and other accrued Tax liabilities reflected in the Financial Statements are sufficient to cover all material liabilities for Taxes in respect of Tax Periods ending at or prior to the relevant Financial Statement date.
          (d) There are no Liens for Taxes upon any of the properties or assets of AOG or of any of its Subsidiaries (except for Permitted Liens).
          (e) There are no pending Orders, audits, actions, proceedings, investigations, disputes or claims instigated by any Governmental Authority with respect to any Taxes payable by or asserted against AOG or any of its Subsidiaries. Neither AOG nor any of its Subsidiaries has received notice from any taxing authority of its intent to examine or audit any of its Tax Returns.
          (f) Neither AOG nor any of its Subsidiaries is subject to Tax or has done business in any country other than the United States.
          (g) No agreements relating to allocation or sharing of, or liability or indemnification for, Taxes exist between AOG or any of its Subsidiaries and any other Person. Any internal tax allocation agreement shall terminate at the Closing.
          (h) All Taxes required to be withheld, collected or deposited by AOG or any of its Subsidiaries (including, without limitation, amounts required to be withheld, collected or deposited with respect to amounts paid or owing to any employee, creditor, independent contractor or other Person) have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant taxing authority.
          (i) Neither AOG nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.
          (j) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against AOG or any of its Subsidiaries.

     4.11 Brokers. AOG has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which AOG, ARI or Neo Canyon shall have liability following the Closing.
     4.12 Absence of Certain Changes or Events. Except as set forth on Schedule 4.12 or as disclosed in the AOG Audited Financial Statements or the AOG Unaudited Balance Sheet or as contemplated by the Lubar Note or the Yorktown Note, since March 31, 2007, there has not been any transaction or occurrence in which AOG has:
          (a) suffered any Material Adverse Effect;
          (b) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its outstanding capital stock, or made any redemption, purchase or other acquisition of any of its equity securities;
          (c) cancelled any debts or waived any receivables, claims or rights in excess of $500,000 individually;
          (d) suffered any uninsured casualty loss or damage in excess of $500,000 individually;
          (e) amended any term of any equity security of AOG other than as contemplated by this Contribution Agreement; or
          (f) made any change in its accounting methods, principles or practices.
     4.13 Compliance with Laws. AOG holds all material Permits necessary for the lawful conduct of its business and is in compliance in all material respects, with all Laws and Orders applicable to its business and has filed with the proper authorities all statements and reports required by the Laws and Orders to which AOG or any of its properties or operations are subject. No claim has been made by any Governmental Authority (and, to AOG’s Knowledge, no such claim is anticipated) to the effect that the business conducted by AOG fails to comply, in any respect, with any Law.
     4.14 Transactions with Related Parties. Except for transactions with any of AOG’s Subsidiaries and as otherwise set forth on Schedule 4.14:
          (a) No Affiliate has entered into, or has had any direct or indirect financial interest in, any AOG Material Contract, transaction or business dealings involving AOG;
          (b) No Affiliate owns or has any interest in, directly or indirectly, in whole or in part, any tangible or intangible property used in the conduct of the business of AOG;
          (c) Other than amounts owed to AOG pursuant to any intercompany debts, joint interest billing and general and administrative allocations, or expense advance reimbursements in the ordinary course of business, no Affiliate owes any money to, nor is any such Affiliate owed any money by, AOG other than as set forth in this Contribution Agreement; and

          (d) AOG has not, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of any Affiliate of AOG.
     4.15 Agents. Except as set forth on Schedule 4.15, AOG has not designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect (other than such of AOG’s directors, officers and employees to whom AOG has given the authority to act for AOG in the ordinary course of its business) or shall continue after the Closing Date.
     4.16 Books and Records. The minute books and records of AOG are current as of the date hereof (and shall be current as of the Closing) with respect to all undertakings and authorizations, and contain a true, complete and correct record of all actions taken at all meetings and by all written consents in lieu of meetings of AOG’s board of directors, or any committees thereof, and AOG Stockholders. The stock ledger and related stock transfer records of AOG contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the capital stock of AOG. The accounting, financial reporting, tax and business books and records of AOG accurately and fairly reflect in all material respects the business and condition of AOG and the transactions and the assets and liabilities of AOG with respect thereto. Without limiting the generality of the foregoing, AOG has not engaged in any transaction with respect to its business or operations, maintained any bank account therefor or used any funds of AOG in the conduct thereof except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the business.
     4.17 Information Furnished. AOG has made available to ARI and Neo Canyon and their respective directors, officers, employees, counsel, representatives, financing sources, customers, creditors, accountants and auditors, true and correct copies of all agreements, documents, and other items listed on the Schedules to this Contribution Agreement and all books and records of AOG.
     4.18 Directors and Officers. Schedule 4.18 lists all of the directors and officers of AOG as of the date hereof.
     4.19 Bank Accounts. Attached hereto as Schedule 4.19 is a list of all banks or other financial institutions with which AOG has an account, showing the type and account number of each such account.
     4.20 Owned Real Property. Other than the AOG Oil and Gas Properties, AOG does not own any real property.
     4.21 Leased Real Property. Other than the AOG Oil and Gas Properties, Schedule 4.21 contains a complete and correct list of all real property leases and any and all amendments thereto relating to the leased real property to which AOG is a party or is bound (the “Real Property Leases”). AOG has provided or made available to ARI and Neo Canyon correct and complete copies of the Real Property Leases. Except as disclosed in Schedule 4.21, (i) each of the Real Property Leases is in full force and effect, and, to AOG’s Knowledge, is enforceable against the landlord which is party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies), (ii) there are no subleases under the Real Property Leases and none of the Real Property Leases has been assigned (other than collateral assignments to AOG’s Senior Lender), (iii) no notices of default or notices of termination have been received by AOG with respect to the Real Property Leases which have not been withdrawn or canceled and (iv) AOG is not, and to AOG’s Knowledge, no other party is, in default under any Real Property Lease. There is no AOG Knowledge of, nor has there been receipt of any written notice of a proceeding in eminent domain or other similar proceeding affecting property listed on Schedule 4.21.
     4.22 Insurance. Schedule 4.22 contains a true and complete list of all insurance policies, directors and officers liability policies, and formal self-insurance programs, and other forms of insurance and all fidelity bonds held by or applicable to AOG and its owned or leased properties. Schedule 4.22 describes (a) whether each insurance policy listed on Schedule 4.22 is occurrence-based or claims made based and (b) each pending claim thereunder for more than $500,000 per claim and a history of all such claims made against any such insurance policy of AOG for the past three (3) years. All insurance policies listed on Schedule 4.22 have been made available to ARI and Neo Canyon and are subject to the deductibles or retentions referenced on Schedule 4.22. AOG maintains insurance for its benefit, in coverages and amounts to be customary and adequate in the oil and gas industry. AOG is not in default with respect to any provision in any current policy maintained for its benefit, and all such insurance is in full force and effect. AOG has not received, nor is there any AOG Knowledge of, any notice of cancellation or nonrenewal of any such insurance policy. AOG has not failed to give any notice or present any claim for more than $500,000 under any of the policies for the benefit of AOG in due and timely fashion. AOG has not been refused any insurance with respect to its assets, properties or businesses, nor has any such coverage been materially limited by any insurance carrier to which AOG has applied for any such insurance or with which AOG has carried insurance during the past three (3) years. Other than as described on Schedule 4.22, no further payments of premiums will be due following the Closing by AOG with respect to insurance coverages prior to the Closing. Neither this Contribution Agreement nor any of the transactions contemplated by this Contribution Agreement to occur at the Closing will adversely affect AOG’s coverage under the terms of the insurance policies with respect to periods prior to the Closing.
     4.23 Title to Oil and Gas Properties. AOG has Defensible Title to all AOG Oil and Gas Properties. All proceeds from the sale of AOG’s share of the Hydrocarbons being produced from the AOG Oil and Gas Properties are currently being paid in full to AOG by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party, except as set forth in Schedule 4.23.
     4.24 Environmental Matters. Except as set forth in Schedule 4.24:
          (a) to AOG’s Knowledge, it has conducted its business and operated its assets, and is conducting its business and operating its assets, and the condition of all facilities and properties (including off site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased or operated by AOG is, in material compliance with all Environmental Laws;

          (b) AOG has not been notified by any Governmental Authority or other third party that any of the operations or assets of AOG is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material where such investigation or inquiry has not been fully resolved and satisfied as of the date hereof;
          (c) neither AOG nor, to AOG’s Knowledge, any other Person has filed any notice under any federal, state or local Law indicating that (i) AOG is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of AOG;
          (d) to AOG’s Knowledge, it does not have any material liability (contingent or otherwise) in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by AOG, or (ii) the storage or disposal of any Hazardous Material;
          (e) AOG has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding current or potential liability under any Environmental Law or any personal injury, property damage or natural resource damage claim relating to operations or conditions of any facilities or property (including off site storage or disposal or release of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by AOG;
          (f) to AOG’s Knowledge, no property now or previously owned, leased or operated by AOG is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;
          (g) to AOG’s Knowledge, it is not directly transporting, has not directly transported, is not directly arranging for the transportation of, or has not directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against AOG for remedial work, damage to natural resources or personal injury, including claims under CERCLA;
          (h) except for the draining and backfilling of pits associated with drilling activities in the ordinary course, there are no sites, locations or operations at which AOG is obligated to undertake, is currently undertaking, or has completed, any remedial or response action relating to any disposal or release, as required by Environmental Laws; and
          (i) AOG does not own or operate any underground storage tanks or solid waste disposal facilities.

     4.25 Patents, Trademarks and Similar Rights. AOG owns or is properly licensed to use or otherwise has rights to use all Intellectual Property (specifically including any seismic license or Permit) material to the operations of the business of AOG as currently conducted. To AOG’s Knowledge, except as set forth on Schedule 4.25, (i) the entry into this Contribution Agreement and the transactions contemplated hereby will not have any effect on any contracts related to Intellectual Property, and (ii) neither AOG nor, to AOG’s Knowledge, any other party, is in breach of or default under any Intellectual Property license or any other contract or legal requirement relating to the Intellectual Property, in each such case.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF NEO CANYON
     Each of Neo Canyon and Neo Canyon GP jointly and severally represents and warrants to ARI, AOG, the AOG Stockholders, Lubar and Yorktown VII that the statements contained in this Article V are correct and complete as of the date hereof.
     5.1 Organization and Power. Neo Canyon is duly formed (as the case may be), validly existing and in good standing (as applicable) under the Laws of its jurisdiction of formation, and is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have an ARI Material Adverse Effect. Neo Canyon has all requisite corporate power and authority to execute, deliver and perform its obligations under this Contribution Agreement and to consummate the transactions contemplated hereby. Neo Canyon and Neo Canyon GP have heretofore delivered or made available to ARI, AOG, the AOG Stockholders, Lubar and Yorktown VII their respective certificates of formation, partnership or operating agreements or other comparable organizational documents, each as amended to date.
     5.2 Authorization; Execution and Validity. The execution and delivery of this Contribution Agreement by Neo Canyon, the performance of this Contribution Agreement by Neo Canyon and the consummation by Neo Canyon of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by all necessary corporate action and no other corporate action on the part of Neo Canyon is necessary with respect thereto. This Contribution Agreement has been duly executed and delivered by Neo Canyon and, when duly and validly executed and delivered, will constitute a valid and binding obligation of Neo Canyon and is enforceable against Neo Canyon in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies.
     5.3 Consents. Neither the execution and delivery by Neo Canyon of this Contribution Agreement nor the consummation or performance by Neo Canyon of the transactions contemplated by this Contribution Agreement to be consummated or performed by it will require prior to the Closing (on the part of Neo Canyon) any consent from, authorization or approval or other action by, notice to or declaration, filing or a registration with, any Governmental Authority or any other third party, except, if required, to comply with the HSR Act or as specified in Schedule 5.3.

     5.4 No Defaults or Conflicts. Neither the execution and delivery by Neo Canyon of this Contribution Agreement nor the consummation or performance by Neo Canyon of the transactions contemplated by this Contribution Agreement to be consummated or performed by it (i) results or will result in any violation of the certificate of limited partnership or agreement of limited partnership of Neo Canyon or other organizational or governing documents of Neo Canyon or any of its Subsidiaries; or (ii) violates or conflicts with, or constitutes a breach of any of the terms or provisions of or a default under, or results in the creation or imposition of any Lien upon any property or asset of Neo Canyon, the trigger of any charge, payment or requirement of consent, or the acceleration or increase of the maturity of any payment date under: (A) any Material Contract to which Neo Canyon is a party or (B) any applicable Law or Order to which Neo Canyon or any of its respective properties is subject, other than, in each case, where such failure, conflict or breach would not have an ARI Material Adverse Effect.
     5.5 Brokers. Neo Canyon has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which ARI, AOG, the AOG Stockholders or Neo Canyon shall have liability following the Closing.
     5.6 Litigation. Schedule 5.6 lists all Legal Proceedings pending or, to Neo Canyon’s Knowledge, threatened against or affecting Neo Canyon or any of its assets. Except as disclosed on Schedule 5.6, Neo Canyon is not subject to any Order. There are no Legal Proceedings pending against or, to Neo Canyon’s Knowledge, threatened in writing against, Neo Canyon that questions the validity or legality of any of this Contribution Agreement or any action taken or to be taken by Neo Canyon in connection herewith or therewith.
     5.7 Title to the Neo Canyon Oil and Gas Properties. Neo Canyon has Defensible Title to all of the Neo Canyon Oil and Gas Properties. All proceeds from the sale of the Hydrocarbons being produced from the Neo Canyon Oil and Gas Properties are currently being paid in full to Neo Canyon by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party, except as set forth in Schedule 5.7.
     5.8 Environmental Matters. Except as set forth in Schedule 5.8:
          (a) to Neo Canyon’s Knowledge, the Neo Canyon Oil and Gas Properties have been and are being operated in compliance with all Environmental Laws;
          (b) Neo Canyon has not been notified by any Governmental Authority or other third party that any of the Neo Canyon Oil and Gas Properties are the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material where investigation or inquiry remains unresolved as of the date hereof;
          (c) neither Neo Canyon nor, to Neo Canyon’s Knowledge, any other Person has filed any notice under any federal, state or local Law indicating that (i) Neo Canyon is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon the Neo Canyon Oil and Gas Properties;
          (d) to Neo Canyon’s Knowledge, Neo Canyon does not have any material liability (contingent or otherwise) in connection with (i) the release or threatened release into the environment at, beneath or on the Neo Canyon Oil and Gas Properties, or (ii) the storage or disposal of any Hazardous Material thereon;
          (e) Neo Canyon has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding current or potential liability under any Environmental Law or any personal injury, property damage or natural resource damage claim relating to operations or conditions of the Neo Canyon Oil and Gas Properties (including off site release of any Hazardous Material from the Neo Canyon Oil and Gas Properties);
          (f) to Neo Canyon’s Knowledge, none of the Neo Canyon Oil and Gas Properties are listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;
          (g) to Neo Canyon’s Knowledge, Neo Canyon is not directly transporting, has not directly transported, is not directly arranging for the transportation of, or has not directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Neo Canyon Oil and Gas Properties for remedial work, damage to natural resources or personal injury, including claims under CERCLA; and
          (h) there are no sites, locations or operations with respect to the Neo Canyon Oil and Gas Properties at which Neo Canyon is obligated to undertake, is currently undertaking, or has completed, any remedial or response action relating to any disposal or release, as required by Environmental Laws.
     5.9 Taxes and Assessments Neo Canyon has caused to be timely filed all material Tax returns relating to the Neo Canyon Oil and Gas Properties the failure to pay which could result in the placement of a Lien on all or a portion of the Neo Canyon Oil and Gas Properties. Neo Canyon has paid or caused to be paid all ad valorem, property, production, severance and similar Taxes based upon or measured by the ownership of or the production of Hydrocarbons from the Oil and Gas Properties, except those being contested in good faith and disclosed to ARI in writing. Neo Canyon has not received written notice of any pending claim against Neo Canyon from any applicable taxing authority for assessment of Taxes with respect to the Neo Canyon Oil and Gas Properties. There are no audits of Neo Canyon by any applicable taxing authority with respect to Taxes attributable to the Neo Canyon Oil and Gas Properties. Except for statutory liens for property taxes and ad valorem taxes not yet due and payable, there are no tax liens on or with respect to the Neo Canyon Oil and Gas Properties.

     5.10 Outstanding Capital Commitments. Except for Neo Canyon’s commitments under the Authorizations for Expenditures (“AFEs”) for the currently drilling Wells and the matters which are set forth in Schedule 5.10, there are no pending AFEs and there are no outstanding AFEs or other commitments to make capital expenditures, which are binding on Neo Canyon or the Neo Canyon Oil and Gas Properties and which Neo Canyon reasonably anticipates will individually (per AFE) require expenditures as of such date in excess of $150,000.00. However, the Neo Canyon Oil and Gas Properties are subject to active and ongoing exploration and Neo Canyon anticipates that there could be further well proposals at any time.
     5.11 Compliance with Laws. Neo Canyon holds all material Permits necessary for the lawful conduct of its business and is in compliance in all material respects, with all Laws and Orders applicable to its business and has filed with the proper authorities all statements and reports required by the Laws and Orders to which Neo Canyon or any of its properties or operations are subject. No claim has been made by any Governmental Authority (and, to Neo Canyon’s Knowledge, no such claim is anticipated) to the effect that the business conducted by Neo Canyon fails to comply, in any respect, with any Law.
     5.12 Forward Sales. Except as disclosed in Schedule 5.12, Neo Canyon is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected on Exhibit C), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Leases at some future time without receiving payment therefor at or after the time of delivery.
     5.13 Properties. Except as set forth in Schedule 5.13 and except for Hydrocarbon sales contracts with a term not greater than thirty (30) days, no Hydrocarbons produced from the Neo Canyon Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of Hydrocarbons, and no person has any call upon, option to purchase or similar rights with respect to such Neo Canyon Oil and Gas Properties or the rights therefrom, except for third party operator rights under operating agreements covering the Neo Canyon Oil and Gas Properties.
     5.14 Consents and Preferential Purchase Rights. Except as set forth in Schedule 5.14, none of the Leases are subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment which may be applicable to the transactions contemplated by this Contribution Agreement, except for governmental consents and approvals of assignments that are customarily obtained after Closing.
     5.15 Contracts. Neither Neo Canyon nor to Neo Canyon’s Knowledge, any other party is in default under any contract except for such defaults as would not have an ARI Material Adverse Effect. There are no contracts with Affiliates of Neo Canyon which will be binding on the Neo Canyon Oil and Gas Properties after Closing. Except as set forth in Schedule 5.15, none of the contracts consist of, nor are the Neo Canyon Oil and Gas Properties subject to any, Hedging Transaction which will be binding on ARI.
     5.16 Intentionally Omitted.

     5.17 Intentionally Omitted.
     5.18 Intellectual Property. Except as disclosed on Schedule 5.18, Neo Canyon does not own or use any Intellectual Property in the ownership and operation of the Neo Canyon Oil and Gas Properties. Neo Canyon has received no written notice, and has no knowledge of, any infringements or unauthorized or unlawful use of any Intellectual Property by Neo Canyon or any allegation that Neo Canyon’s use of such Intellectual Property has infringed similar properties of others.
     5.19 Accredited Investor. Neo Canyon is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Commission.
     5.20 Restricted Securities. Neo Canyon understands that the shares of ARI Common Stock will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the shares of ARI Common Stock will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the shares of ARI Common Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, Neo Canyon represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. A legend indicating that the shares of ARI Common Stock have not been registered under applicable federal and state securities laws and referring to the restrictions on transferability and sale of the ARI Common Stock pursuant to this Contribution Agreement or otherwise may be placed on any certificate(s) or other document delivered to Neo Canyon or any substitute therefor and any transfer agent of ARI may be instructed to require compliance therewith.
     5.21 Investment Intent. The ARI Common Stock is being acquired for Neo Canyon’s own investment portfolio and account (and not on behalf of, and without the participation of, any other Person) with the intent of holding the ARI Common Stock for investment and without the intent of participating, directly or indirectly, in a distribution of the ARI Common Stock and not with a view to, or for resale in connection with, any distribution of the ARI Common Stock in violation of applicable securities laws or any portion thereof in violation of applicable securities laws. As of the Closing Date, Neo Canyon does not have plans to transfer any of the ARI Common Stock on a specified date or to a specified person, other than as contemplated hereby.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE AOG STOCKHOLDERS, LUBAR AND YORKTOWN VII
     Each of the AOG Stockholders, Lubar and Yorktown VII severally and not jointly represents and warrants to ARI and Neo Canyon that the statements contained in this Article VI are correct and complete as of the date hereof.
     6.1 Organization and Good Standing. Each of such AOG Stockholders, Lubar and Yorktown VII is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to execute, deliver and perform its obligations under this Contribution Agreement and to consummate the transactions contemplated hereby.
     6.2 Authority and Enforceability. The execution and delivery by each of such AOG Stockholders, Lubar and Yorktown VII of this Contribution Agreement and the consummation of the transactions contemplated hereby (if such AOG Stockholder is not a natural Person) have been duly and validly authorized by all necessary corporate or other action and no other corporate or other proceedings are necessary to consummate the transactions contemplated hereby. This Contribution Agreement has been duly and validly executed and delivered and constitutes a valid and binding obligation of each of such AOG Stockholders, Lubar and Yorktown VII, enforceable against each of such AOG Stockholders, Lubar and Yorktown VII in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies.
     6.3 No Conflict; Required Filings and Consents. The execution and delivery of this Contribution Agreement by each of such AOG Stockholders, Lubar and Yorktown VII do not, and the performance by each of such AOG Stockholders, Lubar and Yorktown VII of the transactions contemplated hereby or thereby will not violate, conflict with, require any consent under or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give any party the right to terminate or accelerate any obligation, or give rise to the creation of any Lien upon any property or asset of AOG under, any of the terms, conditions, or provisions of any organizational document, contract or other instrument or obligation to which each of such AOG Stockholders, Lubar and Yorktown VII is a party or by which it may be bound, or violate any Law or Order of any Governmental Authority binding upon each of such AOG Stockholders, Lubar and Yorktown VII. No consent of or registration, declaration, or filing with any Governmental Authority is required by or with respect to each of such AOG Stockholders, Lubar and Yorktown VII in connection with the execution and delivery of this Contribution Agreement by each of such AOG Stockholders, Lubar and Yorktown VII or the consummation of the transactions contemplated hereby.
     6.4 Ownership. Such AOG Stockholder is the holder of record of and owns beneficially the AOG Common Stock identified as being owned by such AOG Stockholder in Section 2.1 and to be acquired by ARI in accordance with Section 2.1, and, as of the Closing Date, such AOG Stockholder will be the holder of record and will own beneficially the AOG Common Stock, free and clear of all Liens. On the Closing Date, ARI will receive good and valid title to the AOG Common Stock owned by such AOG Stockholder, free and clear of all Liens.
     6.5 Accredited Investor. Each of such AOG Stockholders, Lubar and Yorktown VII is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Commission.
     6.6 Restricted Securities. Each of such AOG Stockholders, Lubar and Yorktown VII understands that the shares of ARI Common Stock will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the shares of ARI Common Stock will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the shares of ARI Common Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each of such AOG Stockholders, Lubar and Yorktown VII represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. A legend indicating that the shares of ARI Common Stock have not been registered under applicable federal and state securities laws and referring to the restrictions on transferability and sale of the ARI Common Stock pursuant to this Contribution Agreement or otherwise may be placed on any certificate(s) or other document delivered to each of such AOG Stockholders, Lubar and Yorktown VII or any substitute therefor and any transfer agent of ARI may be instructed to require compliance therewith.
     6.7 Investment Intent. The ARI Common Stock is being acquired for the own investment portfolio and account (and not on behalf of, and without the participation of, any other Person) of each of such AOG Stockholders, Lubar and Yorktown VII with the intent of holding the ARI Common Stock for investment and without the intent of participating, directly or indirectly, in a distribution of the ARI Common Stock and not with a view to, or for resale in connection with, any distribution of the ARI Common Stock in violation of applicable securities laws or any portion thereof in violation of applicable securities laws. As of the Closing Date, none of each AOG Stockholder, Lubar or Yorktown VII has plans to transfer any of the ARI Common Stock on a specified date or to a specified person, other than in connection with the ARI Initial Public Offering.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF ARI
     ARI represents and warrants to AOG, the AOG Stockholders, Lubar, Yorktown VII and Neo Canyon that the statements contained in this Article VII are correct and complete as of the date hereof (it being recognized that each such representation and warranty with respect to ARI’s operations and the ARI Oil and Gas Properties shall be deemed to refer to ARI and each of its Subsidiaries, taken as a whole).
     7.1 Organization and Power. Each of ARI and its Subsidiaries is duly incorporated or formed (as the case may be), validly existing and in good standing (as applicable) under the Laws of its respective jurisdiction of incorporation or formation, and is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have an ARI Material Adverse Effect. ARI has all requisite corporate power and authority to execute, deliver and perform its obligations under this Contribution Agreement and to consummate the transactions contemplated hereby. ARI has heretofore delivered or made available to the AOG Stockholders and Neo Canyon complete and correct copies of (a) its certificate of incorporation and bylaws, each as amended to date, and (b) its Subsidiaries’ respective certificates of incorporation and bylaws, or other comparable organizational documents, each as amended to date.
     7.2 Authorizations; Execution and Validity. The execution and delivery of this Contribution Agreement by ARI, the performance of this Contribution Agreement by ARI and the consummation by ARI of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by all necessary corporate action and, except for the approval of the New ARI Charter as provided herein, no other corporate action on the part of ARI is necessary with respect thereto. This Contribution Agreement has been duly executed and delivered by ARI and, when duly and validly executed and delivered, will constitute a valid and binding obligation of ARI and is enforceable against ARI in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies.
     7.3 Capitalization.
          (a) As of the date hereof, the authorized capital stock of ARI consists solely of 4,000,000 shares of ARI Common Stock and 1,000,000 shares of ARI Preferred Stock. As of the date hereof, there are an aggregate of 2,852,085 shares of Common Stock issued and outstanding, all of which shares are owned of record and beneficially, by the ARI Stockholders with each ARI Stockholder owning the number of shares set forth on Schedule 7.3(a) hereto, and have been duly authorized and validly issued, and are fully-paid and non-assessable. No shares of ARI Preferred Stock are issued and outstanding. As of the date hereof, ARI had outstanding options which had been issued to the individuals and entities listed on Schedule 7.3(a) totaling 115,385 shares of ARI Common Stock. As of the date hereof, the issued and outstanding amount of ARI Common Stock on a fully diluted basis is 2,967,470 shares. Except as contemplated by the ARI Registration Statement, the Lubar Note, the Yorktown Note, future issuances of equity or convertible debt in connection with financing transactions or acquisitions that the ARI Board reasonably determines to be in the best interests of ARI and its stockholders, and with respect to options, warrants, rights or other equity based awards issued as part of reasonable compensation plans approved by the ARI Board, as of the Closing Date, there shall be no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights obligating ARI to issue or sell any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, or otherwise requiring ARI to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of ARI or any rights to participate in the equity or net income of ARI. All of the issued shares of ARI’s capital stock were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities Laws, and any preemptive rights and any other statutory or contractual rights of any ARI Stockholder.
          (b) ARI has no Subsidiaries other than those set forth on Schedule 7.3(b). ARI, directly or indirectly, owns all capital of and other equity interests in its Subsidiaries, and there are no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights in favor of any Person other than ARI or other ARI Subsidiaries obligating ARI or any of its Subsidiaries to issue or sell any shares or other equity interests of any of ARI’s Subsidiaries or any securities convertible into or exercisable for any shares or other equity interests of any such Subsidiary, or otherwise requiring ARI or any of its Subsidiaries to give any Person (other than ARI or any of its Subsidiaries) the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares or other equity interests of any such Subsidiary or any rights to participate in the equity or net income of any such Subsidiary. ARI does not own, directly or indirectly, any capital of or other equity interest in or has any other investment in any other Person other than its Subsidiaries. Except for the Stockholders’ Agreement and as otherwise set forth on Schedule 7.3(c), there are no stockholders’ agreements, voting trusts or other agreements or understandings between or among ARI Stockholders or to which ARI is a party or by which it is bound with respect to the transfer or voting of any capital stock of ARI, none of which, except as disclosed in Schedule 7.3(c), shall be in effect following the Closing.
     7.4 Financial Statements; Other Financial Data. Attached hereto on Schedule 7.4 are correct and complete copies of the audited consolidated balance sheet of ARI and its Subsidiaries as of December 31, 2006 with the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended (the “ARI Audited Financial Statements”) and the unaudited consolidated balance sheet of ARI and its Subsidiaries as of March 31, 2007 with the related unaudited consolidated statements of operations, changes in stockholders’ equity, and cash flows for the quarter then ended (the “ARI Unaudited Financial Statements” and, together with the ARI Audited Financial Statements, the “ARI Financial Statements”). The ARI Financial Statements present fairly in all material respects the financial position of ARI as of the dates indicated, and the results of its operations for the respective periods indicated. The ARI Audited Financial Statements are in conformity with GAAP, consistently applied. The ARI Unaudited Financial Statements are unaudited and, therefore, are subject to normal recurring year-end adjustments and the absence of footnotes.
     7.5 Consents. Neither the execution and delivery by ARI of this Contribution Agreement nor the consummation or performance by ARI of the transactions contemplated by this Contribution Agreement to be consummated or performed by it will require prior to the Closing (on the part of ARI) any consent from, authorization or approval or other action by, notice to or declaration, filing or a registration with, any Governmental Authority or any other third party, except, if required, to comply with the HSR Act or as specified in Schedule 7.5.
     7.6 No Defaults or Conflicts. Neither the execution and delivery by ARI of this Contribution Agreement nor the consummation or performance by ARI of the transactions contemplated by this Contribution Agreement to be consummated or performed by it (i) results or will result in any violation of the certificate of incorporation or bylaws of ARI or other organizational or governing documents of ARI or any of its Subsidiaries; or (ii) subject to obtaining the required consent, if any, from ARI’s Senior Lender, violates or conflicts with, or constitutes a breach of any of the terms or provisions of or a default under, or results in the creation or imposition of any Lien upon any property or asset of ARI, the trigger of any charge, payment or requirement of consent, or the acceleration or increase of the maturity of any payment date under: (A) any Material Contract to which ARI is a party or (B) any applicable Law or Order to which ARI or any of its respective properties is subject, other than, in each case, where such failure, conflict or breach would not have an ARI Material Adverse Effect.
     7.7 Agreements, Contracts and Commitments. ARI has listed in Schedule 7.7 all Material Contracts to which it is a party (true and correct copies of each such document have been previously delivered or made available to the AOG Stockholders and Neo Canyon). Except as set forth in Schedule 7.7, ARI has not breached, nor to ARI’s Knowledge is there any claim or any legal basis for a claim that ARI or any third party has breached, any of the terms or conditions of any Material Contract if any such breach, whether considered individually or in the aggregate, could result in the imposition of damages or the loss of benefits in an amount or of a kind that would have an ARI Material Adverse Effect to ARI and its Subsidiaries taken as a whole.
     7.8 Litigation. Schedule 7.8 lists all Legal Proceedings pending or, to ARI’s Knowledge, threatened against or affecting ARI or any of its assets. Except as disclosed on Schedule 7.8, ARI is not subject to any Order. There are no Legal Proceedings pending against or, to ARI’s Knowledge, threatened in writing against, ARI that questions the validity or legality of any of this Contribution Agreement or any action taken or to be taken by ARI in connection herewith or therewith.
     7.9 ERISA Compliance; Labor.
          (a) Except as set forth on Schedule 7.9, neither ARI nor any other Aggregated Group sponsors, maintains or contributes to any Employee Benefit Plan.
          (b) No labor associations, organizations, or unions have been certified to represent any employee of ARI, and no collective bargaining agreement or other labor union contract has been requested by any employee or group of employees of ARI, and no discussions or negotiations with respect to any such agreement or contract have occurred.
          (c) ARI and its Subsidiaries are in material compliance with all Laws, rules, regulations and Orders relating to the employment of labor, including all such Laws, rules, regulations and Orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes.
     7.10 Taxes. Except as disclosed on Schedule 7.10:
          (a) All material Tax Returns required to be filed on or before the Closing Date by or on behalf of ARI have been or will be filed within the time prescribed by Law (including extensions of time permitted by Law) and such Tax Returns are true, correct, complete and accurate in all material respects and reflect accurately in all material respects all liability for Taxes of ARI or any of its Subsidiaries.
          (b) ARI has paid, on a timely basis, all material Taxes of ARI and of any of its Subsidiaries that are due on or before December 31, 2006, and will have paid all material Taxes of ARI and of any of its Subsidiaries that are due on or before the Closing Date.
          (c) The provision for Taxes and other accrued Tax liabilities reflected in the Financial Statements are sufficient to cover all material liabilities for Taxes in respect of Tax Periods ending at or prior to the relevant Financial Statement date.
          (d) There are no Liens for Taxes upon any of the properties or assets of ARI or of any of its Subsidiaries (except for Permitted Liens).
          (e) There are no pending Orders, audits, actions, proceedings, investigations, disputes or claims instigated by any Governmental Authority with respect to any Taxes payable by or asserted against ARI or any of its Subsidiaries. Neither ARI nor any of its Subsidiaries has received notice from any taxing authority of its intent to examine or audit any of its Tax Returns.
          (f) Neither ARI nor any of its Subsidiaries is subject to Tax or has done business in any country other than the United States.
          (g) All Taxes required to be withheld, collected or deposited by ARI or any of its Subsidiaries (including, without limitation, amounts required to be withheld, collected or deposited with respect to amounts paid or owing to any employee, creditor, independent contractor or other Person) have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant taxing authority.
          (h) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against ARI or any of its Subsidiaries.
     7.11 Brokers. Other than the commission payable pursuant to the Underwriting Agreement, ARI has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which ARI, AOG or Neo Canyon shall have liability following the Closing.
     7.12 Absence of Certain Changes or Events. Except as set forth on Schedule 7.12 or as disclosed in the ARI Audited Financial Statements or the ARI Unaudited Financial Statements, since March 31, 2007, there has not been any transaction or occurrence in which ARI has:
          (a) suffered any Material Adverse Effect;
          (b) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its outstanding capital stock, or made any redemption, purchase or other acquisition of any of its equity securities;
          (c) cancelled any debts or waived any receivables, claims or rights in excess of $2,500,000 individually;
          (d) suffered any uninsured casualty loss or damage in excess of $2,500,000 individually;
          (e) amended any term of any equity security of ARI other than as contemplated by this Contribution Agreement; or
          (f) made any change in its accounting methods, principles or practices.
     7.13 Compliance with Laws. ARI holds all material Permits necessary for the lawful conduct of its business and is in compliance in all material respects, with all Laws and Orders applicable to its business and has filed with the proper authorities all statements and reports required by the Laws and Orders to which ARI or any of its properties or operations are subject. No claim has been made by any Governmental Authority (and, to ARI’s Knowledge, no such claim is anticipated) to the effect that the business conducted by ARI fails to comply, in any respect, with any Law.
     7.14 Transactions with Related Parties. Except for the Stockholders’ Agreement, transactions with any of ARI’s Subsidiaries and as otherwise set forth on Schedule 7.14:
          (a) No Affiliate has entered into, or has had any direct or indirect financial interest in, any ARI Material Contract, transaction or business dealings involving ARI;
          (b) No Affiliate owns or has any interest in, directly or indirectly, in whole or in part, any tangible or intangible property used in the conduct of the business of ARI;
          (c) Other than amounts owed to ARI pursuant to any intercompany debts, joint interest billing and general and administrative allocations, or expense advance reimbursements in the ordinary course of business, no Affiliate owes any money to, nor is any such Affiliate owed any money by, ARI other than as set forth in this Contribution Agreement; and
          (d) ARI has not, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of any Affiliate of ARI.
     7.15 Agents. Except as set forth on Schedule 7.15, ARI has not designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect (other than such of ARI’s directors, officers and employees to whom ARI has given the authority to act for ARI in the ordinary course of its business) or shall continue after the Closing Date.
     7.16 Books and Records. The minute books and records of ARI are current as of the date hereof (and shall be current as of the Closing) with respect to all undertakings and authorizations, and contain a true, complete and correct record of all actions taken at all meetings and by all written consents in lieu of meetings of the ARI Board, or any committees thereof, and the ARI Stockholders. The stock ledger and related stock transfer records of ARI contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the capital stock of ARI. The accounting, financial reporting, tax and business books and records of ARI accurately and fairly reflect in all material respects the business and condition of ARI and the transactions and the assets and liabilities of ARI with respect thereto. Without limiting the generality of the foregoing, ARI has not engaged in any transaction with respect to its business or operations, maintained any bank account therefor or used any funds of ARI in the conduct thereof except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the business.
     7.17 Information Furnished. ARI has made available to AOG and Neo Canyon and their respective directors, officers, employees, counsel, representatives, financing sources, customers, creditors, accountants and auditors, true and correct copies of all agreements, documents, and other items listed on the Schedules to this Contribution Agreement and all books and records of ARI.

     7.18 Directors and Officers. Schedule 7.18 lists all of the directors and officers of ARI as of the Closing Date.
     7.19 Bank Accounts. Attached hereto as Schedule 7.19 is a list of all banks or other financial institutions with which ARI has an account, showing the type and account number of each such account.
     7.20 Owned Real Property. Other than the ARI Oil and Gas Properties, ARI does not own any real property.
     7.21 Leased Real Property. Other than the ARI Oil and Gas Properties, Schedule 7.21 contains a complete and correct list of all Real Property Leases. ARI has provided or made available to the AOG Stockholders and Neo Canyon correct and complete copies of the Real Property Leases. Except as disclosed in Schedule 7.21, (i) each of the Real Property Leases is in full force and effect, and, to ARI’s Knowledge, is enforceable against the landlord which is party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies), (ii) there are no subleases under the Real Property Leases and none of the Real Property Leases has been assigned (other than collateral assignments to ARI’s Senior Lender), (iii) no notices of default or notices of termination have been received by ARI with respect to the Real Property Leases which have not been withdrawn or canceled and (iv) ARI is not, and to ARI’s Knowledge, no other party is, in default under any Real Property Lease. There is no ARI Knowledge of, nor has there been receipt of any written notice of a proceeding in eminent domain or other similar proceeding affecting property listed on Schedule 7.21.
     7.22 Insurance. Schedule 7.22 contains a true and complete list of all insurance policies, directors and officers liability policies, and formal self-insurance programs, and other forms of insurance and all fidelity bonds held by or applicable to ARI and its owned or leased properties. Schedule 7.22 describes (a) whether each insurance policy listed on Schedule 7.22 is occurrence-based or claims made based and (b) each pending claim thereunder for more than $1,000,000 per claim and a history of all such claims made against any such insurance policy of ARI for the past three (3) years. All insurance policies listed on Schedule 7.22 have been made available to the AOG Stockholders and Neo Canyon and are subject to the deductibles or retentions referenced on Schedule 7.22. ARI maintains insurance for its benefit, in coverages and amounts to be customary and adequate in the oil and gas industry. ARI is not in default with respect to any provision in any current policy maintained for its benefit, and all such insurance is in full force and effect. ARI has not received, nor is there any ARI Knowledge of, any notice of cancellation or nonrenewal of any such insurance policy. ARI has not failed to give any notice or present any claim for more than $1,000,000 under any of the policies for the benefit of ARI in due and timely fashion. ARI has not been refused any insurance with respect to its assets, properties or businesses, nor has any such coverage been materially limited by any insurance carrier to which ARI has applied for any such insurance or with which ARI has carried insurance during the past three (3) years. Other than as described on Schedule 7.22, no further payments of premiums will be due following the Closing by ARI with respect to insurance coverages prior to the Closing. Neither this Contribution Agreement nor any of the transactions contemplated by this Contribution Agreement to occur at the Closing will adversely affect ARI’s coverage under the terms of the insurance policies with respect to periods prior to the Closing.

     7.23 Title to Oil and Gas Properties. ARI has Defensible Title to all ARI Oil and Gas Properties. All proceeds from the sale of ARI’s share of the Hydrocarbons being produced from the ARI Oil and Gas Properties are currently being paid in full to ARI by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party, except as set forth in Schedule 7.23.
     7.24 Environmental Matters. Except as set forth in Schedule 7.24:
          (a) to ARI’s Knowledge, it has conducted its business and operated its assets, and is conducting its business and operating its assets, and the condition of all facilities and properties (including off site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased or operated by ARI is, in material compliance with all Environmental Laws;
          (b) ARI has not been notified by any Governmental Authority or other third party that any of the operations or assets of ARI is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material where such investigation or inquiry has not been fully resolved and satisfied as of the date hereof;
          (c) neither ARI nor, to ARI’s Knowledge, any other Person has filed any notice under any federal, state or local Law indicating that (i) ARI is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of ARI;
          (d) to ARI’s Knowledge, it does not have any material liability (contingent or otherwise) in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by ARI, or (ii) the storage or disposal of any Hazardous Material;
          (e) ARI has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding current or potential liability under any Environmental Law or any personal injury, property damage or natural resource damage claim relating to operations or conditions of any facilities or property (including off site storage or disposal or release of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by ARI;
          (f) to ARI’s Knowledge, no property now or previously owned, leased or operated by ARI is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;
          (g) to ARI’s Knowledge, it is not directly transporting, has not directly transported, is not directly arranging for the transportation of, or has not directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to

CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against ARI for remedial work, damage to natural resources or personal injury, including claims under CERCLA;
          (h) except for the draining and backfilling of pits associated with drilling activities in the ordinary course, there are no sites, locations or operations at which ARI is obligated to undertake, is currently undertaking, or has completed, any remedial or response action relating to any disposal or release, as required by Environmental Laws; and
          (i) ARI does not own or operate any underground storage tanks or solid waste disposal facilities.
     7.25 Patents, Trademarks and Similar Rights. ARI owns or is properly licensed to use or otherwise has rights to use all Intellectual Property (specifically including any seismic license or Permit) material to the operations of the business of ARI as currently conducted. To ARI’s Knowledge, except as set forth on Schedule 7.25, (i) the entry into this Contribution Agreement and the transactions contemplated hereby will not have any effect on any contracts related to Intellectual Property, and (ii) neither ARI nor, to ARI’s Knowledge, any other party, is in breach of or default under any Intellectual Property license or any other contract or legal requirement relating to the Intellectual Property, in each such case.
     7.26 Plugging and Abandonment. As to Wells operated by ARI, there are no Wells that: (i) ARI is currently obligated by Law or contract to plug and abandon; or (ii) have been plugged and abandoned in a manner that does not comply in all material respects with Law, in each such case, where the obligation or failure to comply would reasonably be expected to have an ARI Material Adverse Effect.
     7.27 Additional Drilling Obligations. To ARI’s Knowledge, except as set forth on Schedule 7.27, there are no current obligations or assessments of ARI or any of its Subsidiaries (other than implied obligations under leases to which ARI is a party concerning protection from drainage and further development that is customary in the oil and gas industry) that require the drilling of additional Wells or other material development operations (including re-entry of existing Wells) in order to earn or to continue to hold all or any portion of the Oil and Gas Properties, where the obligation or assessment would, individually or in the aggregate, reasonably be expected to have an ARI Material Adverse Effect.
     7.28 Gas Imbalances. Except as set forth in Schedule 7.28, ARI has no gas production imbalances attributable to the ARI Oil and Gas Properties.
ARTICLE VIII.
COVENANTS
     8.1 Ordinary Course of Business. Except as otherwise contemplated herein or in connection with the ARI Initial Public Offering, between the date of this Contribution Agreement and the earlier to occur of the Closing Date or the termination of this Contribution Agreement, ARI, AOG and Neo Canyon, as applicable, will carry on their respective businesses diligently and in the ordinary and usual course and consistent with past practice, and, without limiting the generality of the foregoing, and ARI, AOG and Neo Canyon will use, and Neo Canyon GP will cause Neo Canyon to use, commercially reasonable efforts to preserve their respective business organizations intact, keep available the services of their respective present executive officers and employees and preserve their respective present relationships with persons having business dealings with it.
     8.2 AOG Restricted Activities and Transactions. Except as otherwise contemplated herein or in connection with the ARI Initial Public Offering, as set forth on Schedule 8.2, or as otherwise consented to in writing by ARI, AOG, Neo Canyon, Lubar and Yorktown VII, between the date of this Contribution Agreement and the earlier to occur of the Closing Date or the termination of this Contribution Agreement, (i) the AOG Stockholders shall not sell, transfer or otherwise deliver their common stock in AOG, and (ii) AOG will not:
          (a) except (i) as contemplated by the Lubar Note and the Yorktown Note, (ii) subject to Section 10.1(d), for future issuances of equity or convertible debt in connection with financing transactions or acquisitions that the ARI Board reasonably determines to be in the best interests of ARI and its stockholders, or (iii) for options, warrants, rights, or other equity-based awards issued as part of reasonable compensation plans approved by the ARI Board or the AOG Board, issue or commit to issue any of its capital stock or other ownership or equity interests;
          (b) except (i) as contemplated by the Lubar Note and the Yorktown Note, (ii) subject to Section 10.1(d), for future issuances of equity or convertible debt in connection with financing transactions or acquisitions that the ARI Board reasonably determines to be in the best interests of ARI and its stockholders, or (iii) for options, warrants, rights, or other equity-based awards issued as part of reasonable compensation plans approved by the ARI Board or the AOG Board, grant or commit to grant any options, warrants, convertible securities or other rights to subscribe for, purchase or otherwise acquire any shares of its capital stock or other ownership or equity interests;
          (c) declare, set aside, or pay any dividend or distribution or make any other payment with respect to its capital stock or other ownership interests except in the ordinary and usual course and consistent with past practice;
          (d) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any of its capital stock or other ownership or equity interests;
          (e) effect a split or reclassification of any of its capital stock or a recapitalization or other reorganization;
          (f) amend or otherwise alter its certificate of incorporation, bylaws, limited liability agreement or limited partnership agreement or other governing instruments;
          (g) enter into or make any change in any of its Employee Benefit Plans or grant any increase in compensation (other than increases in compensation in the ordinary course of business for field and office personnel who are not managers or executives), or provide any special severance arrangement involving any of its employees, officers or directors;

          (h) except in the ordinary course of business or as otherwise permitted under this Contribution Agreement and except for budgeted capital expenditures, enter into or agree to enter into any agreement or transaction involving the incurrence of an obligation to pay an amount in excess of an aggregate of $30,000,000;
          (i) create, assume or permit to exist any Lien on any of its assets, tangible or intangible, except (i) as permitted under its existing credit facilities with banks and any renewals, modifications or rearrangements thereof on terms and conditions not materially less favorable to the respective borrower or (ii) in the ordinary course of business consistent with past practice;
          (j) except as in the ordinary and usual course of business and consistent with past practice or as otherwise contemplated or permitted herein, (i) cancel or agree to cancel any debts or claims, (ii) lease, sublease, sell or transfer, agree to sublease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights having a fair market value in excess of $2,000,000 or (iii) make or permit any material amendment or termination of any Material Contract, agreement, license or other right to which it is a party;
          (k) settle any threatened or pending litigation that is not fully covered by insurance other than for immaterial consideration or for an amount less than that reserved as of the date hereof for such litigation on its books and records; or
          (l) commit itself to do any of the foregoing.
     8.3 Neo Canyon Restricted Activities and Transactions. Between the date of this Contribution Agreement and the earlier to occur of the Closing Date or the termination of this Agreement, Neo Canyon will and Neo Canyon GP will cause Neo Canyon to (except as consented to in writing by ARI, AOG, Lubar and Yorktown VII or otherwise permitted under this Agreement):
          (a) not terminate, amend or extend any material contracts affecting the Neo Canyon Oil and Gas Properties, or enter into or commit to enter into any new material contract relating to the Neo Canyon Oil and Gas Properties, or settle, compromise or waive any right relating to the Neo Canyon Oil and Gas Properties,
          (b) maintain insurance coverage on the Neo Canyon Oil and Gas Properties in the amounts and of the types presently in force,
          (c) use commercially reasonable efforts to cause the operator to maintain in full force and effect the Leases and other Neo Canyon Oil and Gas Properties, and pay all costs and expenses and perform all material obligations of the owner of the Neo Canyon Oil and Gas Properties promptly when due,
          (d) use commercially reasonable efforts to cause the operator to maintain all Permits,

          (e) not transfer, sell, hypothecate, encumber or otherwise dispose of any Neo Canyon Oil and Gas Properties except for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with past practices,
          (f) not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Neo Canyon Oil and Gas Properties except in connection with the renewal or extension of Neo Canyon Oil and Gas Properties after the Closing Date if granting or creating such right or requirement is a condition of such renewal or extension,
          (g) use commercially reasonable efforts to cause the operator to maintain the equipment in at least as good a condition as it is on the date hereof, ordinary wear and tear excepted, and
          (h) not make any change in any method of accounting or accounting practice or policy with respect to the Neo Canyon Oil and Gas Properties.
     8.4 HSR and Other Regulatory Matters. Each of the parties hereto agrees to make all necessary filings on a timely basis with respect to the HSR Act, and other applicable laws and will use its commercially reasonable efforts to obtain any other regulatory approvals which may be required to consummate the transactions contemplated herein. Notwithstanding anything in this Contribution Agreement to the contrary, if any party hereto or any Affiliate thereof is required to make a filing under any such acts in connection with the transactions contemplated by this Contribution Agreement, the filing fees of such Person shall be borne by the party whose equity ownership gave rise to such filing obligation.
     8.5 Commercially Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions as contemplated by this Contribution Agreement and to cooperate in connection with the foregoing, including commercially reasonable efforts:
          (a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements and other instruments and obligations;
          (b) to obtain any material consents, approvals, authorizations and Permits required to be obtained under any Law or Order;
          (c) to defend all lawsuits or other Legal Proceedings challenging this Contribution Agreement or the consummation of the transactions as contemplated hereby; and
          (d) to effect promptly all necessary filings and notifications including, but not limited to, filings under the HSR Act, and prompt submissions of information requested by Governmental Authorities.

     8.6 New ARI Charter. Subject to approval of the New ARI Charter by the ARI Stockholders, ARI will file the New ARI Charter with the Secretary of State of the State of Delaware.
     8.7 Officers and Directors. The duly elected officers and directors of ARI who hold office immediately prior to the Effective Time shall be the officers and directors of ARI and shall thereafter continue to hold such positions until their successors have been duly elected.
     8.8 Access to Information. From the date hereof to the Effective Time, each of the parties hereto shall afford the officers, employees and representatives of the others, complete access at all reasonable times to its respective officers, employees, agents, properties, books and records, as applicable, and shall furnish the others all financial, operating and other data and information as the others, through their officers, employees or representatives, may reasonably request.
     8.9 Section 351. For United States federal income tax purposes and any applicable state or local income tax purposes, the parties hereto recognize that (i) the contributions described in Section 2.1 will be treated to the AOG Stockholders as contributions by the AOG Stockholders of common stock in AOG to ARI in exchange for shares of ARI Common Stock to which Section 351(a) of the Code applies, (ii) the contributions described in Section 2.2 will be treated to Neo Canyon as contributions by Neo Canyon of assets in Neo Canyon to ARI in exchange for shares of ARI Common Stock to which Section 351(a) of the Code applies and (iii) the contribution described in Sections 2.3 and 2.4 will be treated to Lubar and Yorktown VII as contributions by them of notes payable to ARI in exchange for shares of ARI Common Stock to which Section 351(a) of the Code applies. No party shall file any income Tax Return or otherwise take any position for income Tax purposes that is inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or the corresponding provision of state or local income Tax Law. Additionally, each party agrees to take no action which, alone or in combination with the actions of others, reasonably could prevent the transactions from qualifying for nonrecognition of gain or loss under Section 351(a) of the Code (a “Proscribed Action”), including, without limitation, any prearranged sale, contribution or other disposition of ARI Common Stock. For purposes of this Section 8.9, the parties shall assume that Neo Canyon will sell to third parties in a registered secondary offering in connection with the ARI Initial Public Offering up to the maximum number of shares that it could sell without violating the “control” requirements in Section 351 of the Code and any such sale by Neo Canyon of such shares of ARI Common Stock shall not, with respect to Neo Canyon, be considered a Proscribed Action. A Proscribed Action shall not include a distribution of ARI Common Stock by the AOG Stockholders and Yorktown VII to their respective partners.
     8.10 ARI Registration Statement. Each of the parties hereto shall cooperate in the preparation and filing of the ARI Registration Statement and to consummate the ARI Initial Public Offering. As promptly as is practicable following the execution of this Contribution Agreement, AOG, the AOG Stockholders and Neo Canyon shall cooperate with ARI to cause such ARI Registration Statement to be filed with the Commission under and pursuant to the provisions of the Securities Act for the purpose of registering ARI Common Stock for sale to the public in the ARI Initial Public Offering.

     8.11 Blue Sky. ARI will use commercially reasonable efforts to obtain prior to the Effective Time all necessary Blue Sky Permits and approvals required to permit the issuance of ARI Common Stock in accordance with the provisions of this Contribution Agreement.
     8.12 Notification Of Certain Matters. Each party hereto will give prompt notice of (i) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such Person contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of any such Person to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder and (iii) any material adverse change in the business, operations, operating results or condition (financial or otherwise) of such party. The delivery or deemed delivery of any notice pursuant to this Section 8.12 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Article IX, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     8.13 Consents and Preferential Rights. Neo Canyon shall promptly prepare and send, and Neo Canyon GP shall cause Neo Canyon to promptly prepare and send, (i) notices to the holders of any required consents to assignment which are set forth on Schedule 5.3 requesting such consents and (ii) notices to the holders of any applicable preferential rights to purchase which are set forth on the Schedules requesting waivers of such preferential rights to purchase. Neo Canyon shall use, and Neo Canyon GP shall cause Neo Canyon to use, commercially reasonable efforts to cause such consents and waivers of preferential rights to purchase (or the exercise thereof) to be obtained and delivered prior to Closing. ARI shall cooperate with Neo Canyon in seeking to obtain such consents and waivers of preferential rights.
     8.14 Assumption and Indemnification.
          (a) FROM AND AFTER CLOSING, AND EXCEPT AS PROVIDED IN SECTION 8.14(b), ARI SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS NEO CANYON, NEO CANYON GP AND THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND REPRESENTATIVES FROM AND AGAINST ALL LOSSES (as defined below in Section 8.14(c)) INCURRED OR SUFFERED BY NEO CANYON:
          (i) CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE OWNERSHIP, USE OR OPERATION OF THE NEO CANYON OIL AND GAS PROPERTIES, ON OR AFTER THE CLOSING DATE (INCLUDING, WITHOUT LIMITATION, ANY OBLIGATION TO PLUG AND ABANDON ANY INACTIVE WELL THAT IS PART OF THE PROPERTIES OR TO REMEDIATE ANY ENVIRONMENTAL CONDITION WHETHER SUCH ENVIRONMENTAL CONDITION AROSE PRIOR TO OR AFTER THE CLOSING DATE),
          (ii) CAUSED BY OR ARISING OUT OF OR RESULTING FROM ARI’S BREACH OF ANY OF ARI’S COVENANTS OR AGREEMENTS THAT SPECIFICALLY SURVIVES CLOSING AS SET FORTH IN SECTION 11.2 OF THIS CONTRIBUTION AGREEMENT.

Upon and after Closing, ARI shall assume and perform all the rights, duties, obligations and liabilities of ownership and operation of the Neo Canyon Oil and Gas Properties including, without limitation: (i) all of Neo Canyon’s express and implied obligations and covenants after the Closing Date under the terms of the Leases, the Material Contracts, and all other orders, rules and regulations to which the Neo Canyon Oil and Gas Properties are subject; (ii) responsibility for all royalties, overriding royalties, rentals, shut-in payments and other burdens or encumbrances to which the Neo Canyon Oil and Gas Properties are subject accruing after the Closing Date; (iii) responsibility for compliance with all applicable Laws pertaining to the Neo Canyon Oil and Gas Properties, and the procurement and maintenance of all permits required by public authorities in connection with the Neo Canyon Oil and Gas Properties after the Closing Date; and (iv) all other obligations assumed by ARI under this Contribution Agreement. With respect to non operating interests in the Neo Canyon Oil and Gas Properties being contributed to ARI under this Contribution Agreement, ARI shall assume full responsibility and liability for that portion of the foregoing rights, duties, obligations and liabilities for which non-operators are responsible. Neo Canyon remains responsible for all costs, expenses and liabilities incurred by Neo Canyon in connection with the ownership or operation of the Neo Canyon Oil and Gas Properties before the Closing Date, except (i) those for which ARI indemnifies Neo Canyon, or (ii) those which ARI expressly assumes in this Contribution Agreement.
          (b) FROM AND AFTER CLOSING, AND EXCEPT AS PROVIDED IN SECTION 8.14(a), NEO CANYON AND NEO CANYON GP SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS ARI AND ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND REPRESENTATIVES AGAINST AND FROM NEO CANYON’S SHARE OF ALL LOSSES INCURRED OR SUFFERED BY ARI:
               (i) CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE OWNERSHIP, USE OR OPERATION OF THE NEO CANYON OIL AND GAS PROPERTIES BEFORE THE CLOSING DATE;
               (ii) ATTRIBUTABLE TO OR ARISING OUT OF THE ACTIONS, SUITS, OR PROCEEDINGS, IF ANY, SET FORTH ON SCHEDULE 5.6;
               (iii) CAUSED BY OR ARISING OUT OF OR RESULTING FROM NEO CANYON’S BREACH OF ANY OF ITS COVENANTS OR AGREEMENTS THAT SPECIFICALLY SURVIVES CLOSING AS SET FORTH IN SECTION 11.2 OF THIS CONTRIBUTION AGREEMENT.
          (c) “Losses,” for purposes of this Article VIII shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Party (as defined in Section 8.15) arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that ARI, Neo Canyon and Neo Canyon GP shall not be entitled to indemnification under this Section 8.14 for, and “Losses” shall not include, (i) loss of profits or other consequential damages suffered by the party claiming indemnification, or (ii) any special or punitive damages (other than indirect, consequential, special or punitive damages suffered by third Persons and payable by an Indemnified Person).
          (d) The indemnity of each party provided in this Article VIII shall be for the benefit of and extend to such party’s present and former Affiliates, and its and their respective directors, officers, employees, and agents. Any claim for indemnity under this Article VIII by any such Affiliate, director, officer, employee, or agent must be brought and administered by the applicable party to this Contribution Agreement. No Indemnified Party other than Neo Canyon, Neo Canyon GP and ARI shall have any rights against Neo Canyon or Neo Canyon GP, on the one hand, and ARI, on the other hand, under the terms of this Article VIII except as may be exercised on its behalf by ARI or Neo Canyon GP, as applicable, pursuant to this Section 8.14(d). Neo Canyon and ARI may elect to exercise or not exercise indemnification rights under this Section 8.14 on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Section 8.14. For purposes of this Article VIII, but not for any other purpose, each of the AOG Stockholders, Lubar and Yorktown VII shall be considered Affiliates of ARI.
     8.15 Indemnification Procedures.
          (a) If any third party asserts any claim against a party to this Contribution Agreement which, if successful, would entitle the party to indemnification under this Article VIII (the “Indemnified Party”), it shall give notice of such claim to the party from whom it intends to seek indemnification (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense and, subject to Section 8.15(b), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld). The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such claim at its expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim. If the Indemnifying Party fails or does not assume the defense of any such claim within fifteen (15) days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 8.15(b), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.
          (b) If the Indemnifying Party does not assume the defense of a claim involving the asserted liability of the Indemnified Party under this Article VIII, no settlement of such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of such a claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.
     8.16 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Contribution Agreement:
          (a) Neo Canyon and Neo Canyon GP shall not have any obligation to provide indemnification for Losses with respect to any specific occurrence, event or circumstance giving rise to a right to be indemnified pursuant to Section 8.14 unless the amount of the claim giving rise to the right to be indemnified with respect to such specific occurrence, event or circumstance exceeds $250,000 (the “Basket Amount”).
          (b) ARI shall not have any obligation to provide indemnification for Losses with respect to any specific occurrence, event or circumstance giving rise to a right to be indemnified pursuant to Section 8.14 unless the amount of the claim giving rise to the right to be indemnified with respect to such specific occurrence, event or circumstance exceeds the Basket Amount.
     8.17 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.
     8.18 Over-allotment Option. If the underwriters exercise the over-allotment option to purchase additional shares of ARI Common Stock in the ARI Initial Public Offering (the “Over-allotment Option”), Neo Canyon shall be entitled to sell in a registered secondary offering in connection with the Over-allotment Option the maximum number shares of ARI Common Stock owned by Neo Canyon which would allow the transactions described in Section 8.9 to qualify under Section 351 of the Code (as determined by Neo Canyon in its reasonable discretion). ARI shall apply a portion of the net proceeds received by it from the Over-allotment Option to purchase from Neo Canyon (at a price per share equal to the initial public offering price per share of ARI Common Stock less the underwriting discount) that number of its shares of ARI Common Stock equal to the quotient of (i) a proportionate dollar amount of the gross proceeds received from the Over-allotment Option based on the ratio that the aggregate purchase price paid to Neo Canyon by ARI pursuant to Section 9.2(e) bears to the aggregate gross proceeds realized by ARI and Neo Canyon in the ARI Initial Public Offering (excluding any proceeds realized in the Over-allotment Option), divided by (ii) the initial public offering price per share of ARI Common Stock.
ARTICLE IX.
CONDITIONS
     9.1 Conditions to Obligations of Each Party. Notwithstanding any other provision of this Contribution Agreement, the respective obligations of each party to effect the transactions contemplated by this Contribution Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
          (a) the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated herein under the HSR Act shall have expired or been terminated;
          (b) no Order shall have been entered and remained in effect in any action or proceeding before any federal, foreign, state or provincial court or Governmental Authority or other federal, foreign, state or provincial regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated herein;
          (c) the ARI Registration Statement shall be effective on the Closing Date and all post-effective amendments filed shall have been declared effective or shall have been withdrawn, and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;
          (d) ARI and the underwriters named in the ARI Registration Statement shall have executed an underwriting agreement (the “Underwriting Agreement”) for a firm commitment underwriting as described in the ARI Registration Statement; and
          (e) all other approvals of Governmental Authorities and of non-governmental persons or entities shall have been obtained (i) the granting of which is necessary for the consummation of the transactions contemplated herein and (ii) the non-receipt of which will have an ARI Material Adverse Effect.
     9.2 Conditions to Obligations of Neo Canyon. Notwithstanding any other provision of this Contribution Agreement, the obligations of Neo Canyon to effect the transactions contemplated by this Contribution Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
          (a) the conditions set forth in Section 9.1;
          (b) the representations and warranties of AOG, each of the AOG Stockholders, Lubar and Yorktown VII contained in this Contribution Agreement shall have been true and correct as of the Closing Date (or, if given as of a specific date, at and as of such date), except for such failures to be true which (i) have been cured prior to the Closing Date or (ii) do not, in the aggregate, constitute an ARI Material Adverse Effect;
          (c) the contributions of the AOG Stockholders, Lubar and Yorktown VII pursuant to Article II and covenants of each of the parties hereto (other than Neo Canyon) to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed, except for such failures to comply or perform which do not, in the aggregate, constitute an ARI Material Adverse Effect;
          (d) (d) the ARI Registration Statement shall have included for sale in a registered secondary offering by Neo Canyon in connection with the ARI Initial Public Offering the maximum number shares of ARI Common Stock owned by Neo Canyon which would allow the transactions described in Section 8.9 to qualify under Section 351 of the Code (as determined by Neo Canyon in its reasonable discretion) (the “351 Limit Shares”), provided, however, if the managing underwriter or underwriters advise ARI in writing that, in its view, the total amount of Included Shares proposed to be sold in such registered secondary offering may adversely affect the success of the ARI Initial Public Offering or prevent ARI from offering a sufficient number of shares in the ARI Initial Public Offering to repay its then outstanding indebtedness under its Credit Facility, then the amount of Included Shares to be offered by Neo Canyon shall be reduced to the extent necessary to reduce the total amount of securities to be included in the ARI Initial Public Offering to the amount recommended by such managing underwriter or underwriters;
          (e) (e) a portion of the net proceeds from the ARI Initial Public Offering (excluding any proceeds from the Over-allotment Option) shall be applied to purchase from Neo Canyon (at a price per share equal to the initial public offering price per share of ARI Common Stock less the underwriting discount) that number of additional shares of ARI Common Stock equal to the quotient of (A) the difference of (i) $60,000,000 minus (ii) the underwriting discount attributable to $60,000,000 in gross proceeds from the ARI Initial Public Offering minus (iii) the aggregate gross proceeds realized by Neo Canyon from its sale of the 351 Limit Shares, divided by, (B) the initial public offering price per share of ARI Common Stock;
          (f) assignment agreements and stock powers in form and substance reasonably acceptable to ARI evidencing the transfers of the AOG Common Stock, the Lubar Note and the Yorktown Note contemplated by Article II shall have been executed and delivered by each of the AOG Stockholders, Lubar and Yorktown VII, as applicable;
          (g) the Registration Rights Agreement duly executed by all parties thereto, other than Neo Canyon;
          (h) the New ARI Charter shall have been approved by the ARI Stockholders and filed with the Secretary of State of the State of Delaware; and
          (i) the New ARI Bylaws shall have been approved by the ARI Board.
     9.3 Conditions to Obligations of ARI. Notwithstanding any other provision of this Contribution Agreement, the obligations of ARI to effect the transactions contemplated by this Contribution Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
          (a) the conditions set forth in Section 9.1;
          (b) the representations and warranties of AOG, Neo Canyon, each of the AOG Stockholders, Lubar and Yorktown VII contained in this Contribution Agreement shall have been true and correct as of the Closing Date (or, if given as of a specific date, at and as of such date), except for such failures to be true which (i) have been cured prior to the Closing Date or (ii) do not, in the aggregate, constitute an ARI Material Adverse Effect;

          (c) the contributions of the AOG Stockholders, Neo Canyon, Lubar and Yorktown VII pursuant to Article II and covenants of each of the parties hereto (other than ARI) to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed, except for such failures to comply or perform which do not, in the aggregate, constitute an ARI Material Adverse Effect;
          (d) assignment agreements and stock powers in form and substance reasonably acceptable to ARI evidencing the transfers of the AOG Common Stock, the Neo Canyon Oil and Gas Properties, the Lubar Note and the Yorktown Note contemplated by Article II shall have been executed and delivered by each of the AOG Stockholders, Neo Canyon, Lubar and Yorktown VII, as applicable;
          (e) the Registration Rights Agreement duly executed by all parties thereto, other than ARI;
          (f) the New ARI Charter shall have been approved by the ARI Stockholders and filed with the Secretary of State of the State of Delaware;
          (g) the New ARI Bylaws shall have been approved by the ARI Board; .
          (h) the Conveyance in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed and delivered by Neo Canyon; and
          (i) Letters-in-lieu of transfer orders covering the Neo Canyon Oil and Gas Properties, duly executed and delivered by Neo Canyon.
     9.4 Conditions to Obligations of AOG. Notwithstanding any other provision of this Contribution Agreement, the obligations of AOG to effect the transactions contemplated by this Contribution Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
          (a) the conditions set forth in Section 9.1;
          (b) the representations and warranties of Neo Canyon and ARI contained in this Contribution Agreement shall have been true and correct as of the Closing Date (or, if given as of a specific date, at and as of such date), except for such failures to be true which (i) have been cured prior to the Closing Date or (ii) do not, in the aggregate, constitute an ARI Material Adverse Effect;
          (c) the contributions of the Neo Canyon pursuant to Article II and covenants of each of the parties hereto (other than ARI) to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed, except for such failures to comply or perform which do not, in the aggregate, constitute an ARI Material Adverse Effect;
          (d) assignment agreements in form and substance reasonably acceptable to ARI evidencing the transfers of the Neo Canyon Oil and Gas Properties contemplated by Article II shall have been executed and delivered by New Canyon;

          (e) the Conveyance in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed and delivered by Neo Canyon; and
          (f) Letters-in-lieu of transfer orders covering the Neo Canyon Oil and Gas Properties, duly executed and delivered by Neo Canyon.
     9.5 Conditions to Obligations of each of the AOG Stockholders, Lubar and Yorktown VII. Notwithstanding any other provision of this Contribution Agreement, the obligations of each of the AOG Stockholders, Lubar and Yorktown VII to effect the transactions contemplated by this Contribution Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
          (a) the conditions set forth in Section 9.1;
          (b) the representations and warranties of Neo Canyon and ARI contained in this Contribution Agreement shall have been true and correct as of the Closing Date (or, if given as of a specific date, at and as of such date), except for such failures to be true which (i) have been cured prior to the Closing Date or (ii) do not, in the aggregate, constitute an ARI Material Adverse Effect;
          (c) the contributions of Neo Canyon pursuant to Article II and covenants of each of the parties hereto (other than the AOG Stockholders, Lubar and Yorktown VII) to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed, except for such failures to comply or perform which do not, in the aggregate, constitute an ARI Material Adverse Effect;
          (d) assignment agreements and stock powers in form and substance reasonably acceptable to ARI evidencing the transfers of the Neo Canyon Oil and Gas Properties contemplated by Article II shall have been executed and delivered by Neo Canyon;
          (e) the Registration Rights Agreement duly executed by all parties thereto, other than the AOG Stockholders, Lubar and Yorktown VII;
          (f) the New ARI Charter shall have been approved by the ARI Stockholders and filed with the Secretary of State of the State of Delaware;
          (g) the New ARI Bylaws shall have been approved by the ARI Board; .
          (h) the Conveyance in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed and delivered by Neo Canyon; and
          (i) Letters-in-lieu of transfer orders covering the Neo Canyon Oil and Gas Properties, duly executed and delivered by Neo Canyon.

ARTICLE X.
TERMINATION
     10.1 Termination. This Contribution Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Effective Time:
          (a) by any party hereto if the Effective Time shall not have occurred on or before March 31, 2008 (unless the Effective Time has not occurred as the result of a breach of the terms hereof by the party desiring to exercise the termination right, which date may be extended by mutual agreement of the parties hereto);
          (b) by any party hereto if a final unappealable Order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, consummation of this Contribution Agreement or the transactions contemplated in connection herewith shall have been entered;
          (c) with the written consent of (i) ARI, (ii) each of the AOG Stockholders, (iii) Neo Canyon, (iv) Lubar and (v) Yorktown VII;
          (d) by Neo Canyon, if ARI or AOG consummates a financing transaction or an acquisition that reduces Neo Canyon’s pro forma ownership percentage in ARI (after giving effect to Sections 2.1 and 2.2, but excluding any reduction resulting from the ARI Initial Public Offering and the issuance of shares pursuant to Sections 2.3 and 2.4) by 17.5% or more;
          (e) by ARI, if ARI receives an Acquisition Proposal that the ARI Board determines in good faith is reasonably likely to be consummated and is in the best interests of ARI and its stockholders and necessary in order for the ARI Board to discharge its fiduciary duties to ARI’s stockholders under applicable Law; provided, however, that, prior to any such termination, ARI shall use its reasonable best efforts to cause the Neo Canyon Oil and Gas Properties to be included in such Acquisition Proposal; or
          (f) by AOG, if AOG receives an Acquisition Proposal that the AOG Board determines in good faith is reasonably likely to be consummated and is in the best interests of AOG and its stockholders and necessary in order for the AOG Board to discharge its fiduciary duties to AOG’s stockholders under applicable Law.
     10.2 Effect of Termination. In the event of any termination of this Contribution Agreement pursuant to Section 10.1, the parties hereto shall have no obligation or liability to any other party hereto except the provisions of this Section 10.2 and Sections 10.3, 11.5, 11.6, 11.8, 11.9, 11.10, and 11.12 hereof shall survive any such termination and, except as provided in this Section 10.2, all documents executed in connection with this Contribution Agreement shall be null and void.
     10.3 Fees and Expenses. Each party shall bear their own costs and expenses incurred by it hereto in connection with this Contribution Agreement and the transactions contemplated hereby.

ARTICLE XI.
MISCELLANEOUS
     11.1 Waiver And Amendment. Any provision of this Contribution Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Contribution Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto.
     11.2 Nonsurvival of Representations and Warranties. No representation and warranty made in this Contribution Agreement shall survive the Effective Time. This Section 11.2 shall not limit the term of any covenant or agreement which by its terms contemplates performance after the Closing Date.
     11.3 Assignment. This Contribution Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, devisees and assigns. Except as set forth in this Contribution Agreement, this Contribution Agreement shall not be assignable until after the Closing Date (except by inheritance or devise) by the parties hereto, except with the prior written consent of the other parties.
     11.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram, telex, or telecopy and shall be deemed to have been duly given three (3) Business Days after deposit with a United States post office if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:
          If to ARI, AOG, the AOG Stockholders or Yorktown VII:
Approach Resources Inc.
6300 Ridglea Place, Suite 1107
Fort Worth, Texas 76116
Fax: (817) 989-9001
Attn: J. Ross Craft
          with a copy to:
Thompson & Knight LLP
1700 Pacific Avenue, Suite 3300
Dallas, TX 75201
Fax: (214) 969-1751
Attn: Jeffrey A. Zlotky, Esq.

          if to Neo Canyon or Neo Canyon GP:
Neo Canyon Exploration, L.P.
325 North Saint Paul, Suite 4300
Dallas, Texas 75201
Fax: (214) 969-7433
Attn: James Cleo Thompson, Jr.
          with a copy to:
Carrington, Coleman, Sloman & Blumenthal, L.L.P.
901 Main Street, Suite 5500
Dallas Texas, 75202
Fax: (214) 758-3732
Attn: David G. Drumm, Esq.
          If to Lubar:
Lubar Equity Fund, LLC
700 N. Water Street, Suite 1200
Milwaukee, WI 53202
Fax: (414) 291-9061
Attn: David Kuehl
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.
     11.5 Governing Law. This Contribution Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof.
     11.6 Severability. If any term or other provisions of this Contribution Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Contribution Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner material to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Contribution Agreement so as to effect the original intent of the parties as closely as possible.
     11.7 Counterparts. This Contribution Agreement may be executed in counterparts, each of which shall be an original document, but all of which together shall constitute one and the same agreement.
     11.8 Headings. The section headings herein are for convenience only and are not intended to be part of or to affect the meaning or interpretation of the Contribution Agreement.

     11.9 Enforcement Of The Contribution Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Contribution Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to any injunction or injunctions to prevent breaches of this Contribution Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedies to which they are entitled at law or in equity. In addition, each of the parties hereto consents to submit itself to the personal jurisdiction of any federal or state court sitting in the State of Delaware in the event any dispute arises out of this Contribution Agreement and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
     11.10 Entire Agreement; Third Party Beneficiaries. This Contribution Agreement, including the documents and information supplied in writing, and instruments referred to herein, constitute the entire agreement and supersedes all other prior agreements, and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof. This Contribution Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Contribution Agreement, including the documents and information supplied in writing, and instruments referred to herein, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Contribution Agreement.
     11.11 Certain Assignments. Each of the parties hereto acknowledge and agree that each AOG Stockholder, Lubar and Yorktown VII may transfer and assign their respective shares, or their right to receive such shares, of ARI Common Stock to be received pursuant to Section 2.5 to an Affiliate of such AOG Stockholder, Lubar and Yorktown VII, respectively; provided, however, that each transferee pursuant to this Section 11.11 shall in connection with such transfer agree to be bound by, and shall become a party to, this Contribution Agreement.
     11.12 Representation. The parties hereto agree that in connection with the negotiation and execution of this Contribution Agreement, Thompson & Knight LLP has represented ARI, AOG, the AOG Stockholders and Yorktown VII. Each of Neo Canyon, Neo Canyon GP and Lubar hereby acknowledges that it has been advised to consult with its own counsel regarding legal matters concerning this Contribution Agreement and has been afforded the opportunity to consult with counsel that such party deems advisable in connection with the negotiation and execution of this Contribution Agreement.
     11.13 Joinder. Neo Canyon GP is joining in this Contribution Agreement for the purpose of making specified representations and warranties covenants and conditions as set forth herein, including those set forth in Articles V, VIII, IX and XI.
[Remainder of page intentionally left blank]
[Signature pages follow]

     IN WITNESS WHEREOF, the parties to this Contribution Agreement have caused it to be duly executed as of the date first above written.

ARI:

APPROACH RESOURCES INC.

By: Name:	/s/ J. Ross Craft J. Ross Craft
Title:	President and Chief Executive Officer

AOG:

APPROACH OIL & GAS INC.

By: Name:	/s/ J. Ross Craft J. Ross Craft
Title:	President and Chief Executive Officer

NEO CANYON:

NEO CANYON EXPLORATION, L.P.

By: J. Cleo Thompson Petroleum Management,
L.L.C., its general partner

By: Name:	/s/ James Cleo Thompson, Jr. James Cleo Thompson, Jr.
Title:	Member-Manager

NEO CANYON GP:

J. CLEO THOMPSON PETROLEUM MANAGEMENT, L.L.C.

By: Name:	/s/ James Cleo Thompson, Jr. James Cleo Thompson, Jr.
Title:	Member-Manager

AOG STOCKHOLDERS:

YORKTOWN ENERGY PARTNERS V, L.P.

By: Yorktown V Company LLC, its general partner

By: Name:	/s/ W. Howard Keenan, Jr. W. Howard Keenan, Jr.
Title:	Managing Member

YORKTOWN ENERGY PARTNERS VI, L.P.

By: Yorktown VI Company LP, its general partner

By: Yorktown VI Associates LLC, its general partner

By: Name:	/s/ W. Howard Keenan, Jr. W. Howard Keenan, Jr.
Title:	Managing Member

LUBAR:

LUBAR EQUITY FUND, LLC

By: Lubar & Co., Incorporated, Manager

By: Name:	/s/ David Lubar David Lubar
Title:	President

YORKTOWN VII:

YORKTOWN ENERGY PARTNERS VII, L.P.

By: Yorktown VII Company LP, its general partner

By: Yorktown VII Associates LLC, its general partner

By: Name:	/s/ W. Howard Keenan, Jr. W. Howard Keenan, Jr.
Title:	Managing Member

Exhibit A
AOG OIL AND GAS PROPERTIES — LEASES AND WELLS
Exhibit A-1

Exhibit B
ARI OIL AND GAS PROPERTIES — LEASES AND WELLS
Exhibit B-1

Exhibit C
NEO CANYON OIL AND GAS PROPERTIES — LEASES AND WELLS
Exhibit C-1

Exhibit D
FORM OF CONVEYANCE
Exhibit D-1

Exhibit E
REGISTRATION RIGHTS AGREEMENT
Exhibit E-1